EQUITY PURCHASE AGREEMENT
by and among
BULLSEYE HOLDING COMPANY LLC,
BULLSEYE ACQUISITION CORPORATION
CBCP ACQUISITION CORP.
and
solely with respect to Section 10.10 and Article XII,
WELLSPRING CAPITAL PARTNERS IV, L.P.

Dated as of June 2, 2017

EQUITY PURCHASE AGREEMENT
This EQUITY purchase agreement (this “Agreement”), dated as of June 2, 2017, is entered into by and among Bullseye Holding Company LLC, a Delaware limited liability company (the “Seller”), Bullseye Acquisition Corporation, a Delaware corporation (the “Company”), CBCP Acquisition Corp., a Delaware corporation (the “Buyer “) and, solely for the purposes of Section 10.10 and Article XII, Wellspring Capital Partners IV, L.P., a Delaware limited partnership. Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.
RECITALS
A.    Prior to the consummation of the transactions contemplated herein and prior to the date hereof, certain members of the Seller (each such Person, a “Rollover Stockholder” and together the “Rollover Stockholders”) have entered into a Redemption Agreement, pursuant to which such Rollover Stockholders have received shares of Common Stock of the Company (the “Rollover Shares”) from Seller in complete liquidation of their interests in Seller, (the time of such distribution, the “Redemption Effective Time”) .
B.    Each Rollover Stockholder has entered into a Rollover Agreement with the Buyer, pursuant to which, immediately prior to the Closing, such Rollover Stockholder contributed its Rollover Shares to the Buyer in exchange for shares of common stock of the Buyer.
C.    The Seller is the record and beneficial owner of 98.698208 shares of Common Stock (the “Shares”), which, along with the Rollover Shares, represent all of the outstanding shares of capital stock of the Company immediately prior to the Closing.
D.    The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1    Definitions. For purposes of this Agreement:

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreed Accounting Principles” means the accounting principles, policies, practices and methods described in Schedule 2.3.
“Ancillary Agreement” means the Escrow Agreement, the Confidentiality Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer, the Company or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Applicable Period” means the three year period preceding the Closing Date.

“Applicable Privacy Laws” means the applicable Laws with respect to data privacy, data security, and/or Personal Information.
“Arbitration Firm” means FTI Consulting, Inc., or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such other firm selected in accordance with Section 2.3.
“BAC II” means Bullseye Acquisition II, LLC, a Delaware limited liability company.
“Business” means the business of (a) designing, manufacturing and marketing of airguns and airsoft guns, including related ammunition and accessories, and (b) marketing of archery and optics products.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.
“CAC” means Crosman Acquisition Corporation, a Delaware corporation.
“Cash” means the cash and cash equivalents of the Company and the Subsidiaries on hand or in bank accounts, in each case calculated in accordance with GAAP. For the avoidance of doubt, Cash will (a) not be reduced by the aggregate amount of all issued but uncleared checks and drafts to the extent the payables with respect to such checks have not been reduced and are reflected on the Closing Statement as finally determined in accordance with Section 2.3 and (b) be increased by the aggregate amount of all checks and drafts deposited in the account of the Company and the Subsidiaries to the extent the receivables with respect to such checks and drafts have been reduced and are not reflected on the Closing Statement as finally determined in accordance with Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Non-Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company Certificate of Incorporation ” means the Certificate of Incorporation of the Company, dated April 11, 2011.
“Company Debt” means, without duplication and exclusive of any current liabilities included in the calculation of the Net Working Capital and the Selling Expenses, all liabilities of the Company or the Subsidiaries for (a) borrowed money, including the Credit Facility, (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) any drawn letters of credit, to the extent of such draw, (d) any deferred purchase price of property or services (other than trade payables), (e) any lease obligations that are required to be classified as capitalized lease obligations in accordance with GAAP (it being understood, for the avoidance of doubt, that obligations under operating leases will not constitute Company Debt), and (f) any accrued interest, fees or penalties in respect of any of the foregoing; provided, however, that (i) any indebtedness, amounts or other obligations of the Company and/or any of the Subsidiaries owing to the Company and/or any of the Subsidiaries and (ii) any indebtedness, amounts, liabilities or other obligations of the Company or any of the Subsidiaries under or relating to any surety bonds outstanding as of the Closing Date, in each case, will not be included in the calculation of the Company Debt.
“Company Intellectual Property” means (i) the Owned Intellectual Property, and (ii) the Intellectual Property subject to an Inbound IP License.

“Company’s Knowledge” or words of similar import, when used in connection with any representation, warranty, covenant or agreement contained in this Agreement, means the actual knowledge, without inquiry or investigation, of the Knowledge Group.
“Confidential Information” means all non-public proprietary information relating to the Company and the Subsidiaries, other than information which is or becomes in the public domain without any violation by the party disclosing such information of a contractual obligation to the Company and the Subsidiaries.
“Confidentiality Agreement” means the Confidentiality Agreement, dated February 7, 2017, by and between Compass Group Management LLC and R.W. Baird & Co. for Crosman Corporation.
“Contracts” means all legally binding written and oral contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto, but excluding purchase orders) to which the Company or any of the Subsidiaries is a party that are in effect on the Closing Date.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) that together with the Company is treated as a single employer under Section 414(t) of the Code.
“Credit Facility” means the Credit and Security Agreement, dated as of August 5, 2015, among Crosman Corp., the other entities party thereto as lenders, First Niagara Commercial Finance, Inc., as lender, and First Niagara Bank, N.A., as issuing lender, as amended, restated, supplemented or otherwise modified from time to time.
“Crosman Corp.” means Crosman Corporation, a Delaware corporation.
“Crosman Europe” means Crosman Europe ApS, a Danish Anpartsselskab (private limited company).
“Distribution Agreement” means the Distribution Agreement, dated as of the date hereof, entered into by and among the Seller, the Company, and the Rollover Stockholders.
“Environment” means soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, stream sediments, ambient air (including indoor air), land, surface or subsurface strata, drinking water supply, plant and animal life, and any other environmental medium or natural resource.
“Environmental Law” means any Law with respect to pollution and protection of human health or safety (with respect to Hazardous Materials) or the Environment, including that from any Governmental Authority (a) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or safety (with respect to Hazardous Materials) or the protection of the Environment, or (b) concerning Release, exposure to, or the use, handling, generation, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Hazardous Materials, in each case as amended and as now or hereafter in effect, including any such occupational safety and health Law, common law trespass, nuisance, property damage and similar common law theories.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Seller, the Escrow Agent, and the Buyer, in substantially the form attached hereto as Exhibit A.
“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Net Working Capital Escrow Amount.

“Final Adjustment” means an amount equal to the following (which may be a positive or negative number), calculated in accordance with Section 2.3:
(a) the sum of: (i) the amount (if any) by which the Final Net Working Capital is greater than the Estimated Net Working Capital, (ii) the amount (if any) by which the Final Cash is greater than the Estimated Cash, (iii) the amount (if any) by which the Estimated Company Debt is greater than the Final Company Debt, and (iv) the amount (if any) by which the Estimated Selling Expenses are greater than the Final Selling Expenses, minus
(b) the sum of: (i) the amount (if any) by which Estimated Net Working Capital is greater than the Final Net Working Capital, (ii) the amount (if any) by which the Estimated Cash is greater than the Final Cash, (iii) the amount (if any) by which Final Company Debt is greater than the Estimated Company Debt, and (iv) the amount (if any) by which Final Selling Expenses are greater than the Estimated Selling Expenses.
“Final Cash” means the Cash as of the Measurement Time as finally determined in accordance with Section 2.3; provided that Final Cash will not take into account any changes in Cash between the Closing and Measurement Time as a result of (a) actions taken at the direction of the Buyer or (b) purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.
“Final Company Debt” means the Company Debt as of the Closing as finally determined in accordance with Section 2.3.
“Final Net Working Capital” means the Net Working Capital as of the Measurement Time as finally determined in accordance with Section 2.3; provided that Final Net Working Capital will not take into account any changes in Net Working Capital between the Closing and Measurement Time as a result of (a) actions taken at the direction of the Buyer or (b) purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.
“Final Selling Expenses” means the Selling Expenses as of the Closing as finally determined in accordance with Section 2.3.
“Fraud” means an act, committed by a party hereto, with intent to deceive another party hereto, or to induce him, her or it to enter into a contract or otherwise act or refrain from acting and requires (a) a false representation made herein, (b) with knowledge that such representation is false, (c) with an intention to induce such party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing such party, in reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (e) causing such party to suffer damages by reason of such reliance.
“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Validity and Enforceability), 4.3 (Title to Shares), 4.4 (Brokers), 5.1 (Existence and Good Standing), 5.2 (Validity and Enforceability), 5.3 (Capitalization of the Company and the Subsidiaries), 5.7 (Taxes), 5.10 (Intellectual Property), 5.17 (Employee Benefit Plans), 5.18 (Environmental), 5.22 (Related Party Transactions), and 5.23 (Brokers).
“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the preparation of the Audited Financial Statements.
“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency of any such government or political subdivision, or any federal, state, local or foreign court.
“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste or material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials and polychlorinated biphyenyls as defined in, or which could give rise to Liability under, any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnity Escrow Account” means the account that is established with the Escrow Agent and governed by the Escrow Agreement into which the Indemnity Escrow Amount is to be paid by the Buyer at the Closing.
“Indemnity Escrow Amount” means an amount equal to $1,138,500.
“Intellectual Property” means (a) all copyrights, whether in published or unpublished works, rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, (b) Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing, (c) all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing, (d) trademarks, service marks, fictional business names, trade names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, and the business goodwill associated with each of the foregoing, and (e) anything that would constitute a “trade secret” under applicable Law.
“IRS” means the Internal Revenue Service.
“IT Infrastructure” means information technology resources and services used for operations of the Company and its Subsidiaries, including (a) applications, operating system, network, supply chain, enterprise resource management, and other software, (b) network, routing, wireless, telecommunications, and other hardware, (c) servers, workstations, personal computers, and mobile devices, and (d) hosting, cloud, data center, disaster recovery, and managed services.
“Knowledge Group” means Robert Beckwith, Kevin Farrelly, Steven Upham and Jennifer Lambert.
“Law” means any law, statute, code, ordinance or regulation of any Governmental Authority.
“Liability” means any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, of any kind, character or description, known or unknown, (whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether incurred or consequential, whether joint or several, vested or unvested, whether choate or inchoate and whether due or to become due), including any liability for Taxes or other governmental charges, whether or not of a kind required by GAAP to be set forth on a financial statement and regardless of whether such indebtedness, duty or liability is immediately due and payable, and including all costs and expenses related thereto.
“Liens” means any mortgage, lien, pledge or other similar encumbrance.
“Losses” means whether or not arising out of a third party claim, any and all losses, liabilities, damages, obligations, Taxes, penalties, fines, judgments, awards, demands, dues, assessments, fees, charges, costs (including reasonable costs of investigation), debts, expenses arising from contract, tort, statute, regulation or otherwise, penalties, charges, assessments, judgments, settlements, or other monetary obligations (including reasonable attorneys’, experts and paralegal fees and other expenses and court costs at the administrative, trial and appellate levels), but specifically excluding any punitive damages unless awarded to a third party.
“Material Adverse Effect” means any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, properties or results of operations of the Company and the Subsidiaries, taken as a whole; provided that, none of the following will be deemed, either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been a Material Adverse Effect: any event, change or occurrence (a) in the financial or securities markets or the economy in general, (b) arising out of, resulting from or attributable to changes in Laws or Orders or interpretations thereof or changes in accounting standards, requirements or principles (including GAAP), (c) in the industries, markets or geographical areas in which the Company or the Subsidiaries currently operate in general, (d) arising out of, resulting from or attributable to the announcement, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of the Buyer or any communication by the Buyer or any of its Affiliates or any of their representatives regarding its plans or intentions with respect to the Company and the Subsidiaries, (e) arising out of, resulting from or attributable to any action taken by the Company or the Subsidiaries as required (including with respect to obtaining any consent required under this Agreement) by this Agreement or with the Buyer’s consent, (f) arising out of, resulting from or attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the Closing Date, or (g) arising out of, resulting from or attributable to any action required to be taken under any Law or Order or any Contract by which the Company or any of the Subsidiaries (or any of their respective assets or properties) is bound (so long as, in the case of clause (a), (b), (c) and (f) above, the Company is not disproportionately affected by such event, change or occurrence as compared to industry peers).
“Measurement Time” means 11:59 p.m. Eastern Time on the Closing Date.
“Net Working Capital” means an amount equal to (a) the current assets (and only those assets) as set forth in Schedule 1.1(a) of the Company and the Subsidiaries on a consolidated basis, minus (b) the current liabilities (and only those liabilities) as set forth in Schedule 1.1(a) of the Company and the Subsidiaries on a consolidated basis, in each case calculated in accordance with GAAP and the Agreed Accounting Principles. In the event of any conflict between GAAP and the Agreed Accounting Principles, the Agreed Accounting Principles will prevail over GAAP. For the avoidance of doubt, Net Working Capital includes current Tax assets and liabilities, excluding any deferred Tax assets and liabilities established to reflect timing differences between book and Tax income.
“Net Working Capital Escrow Account” means the account that is established with the Escrow Agent and governed by the Escrow Agreement into which the Net Working Capital Escrow Amount is to be paid by the Buyer at the Closing.
“Net Working Capital Escrow Amount” means $1,500,000.
“Order” means any order, judgment, ruling, decree, stipulation, injunction, assessment or writ of any Governmental Authority.
“Owned Intellectual Property” means all Intellectual Property owned by the Company or the Subsidiaries.
“Payoff Letters” means the letters provided by the lenders or other holders of the Company Debt to be repaid at the Closing to the Company in connection with the repayment of the Company Debt as contemplated hereby.
“Permits” means any license, permit, authorization, certificate of authority or qualification that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens specifically reflected or reserved against or otherwise disclosed in the Interim Financial Statements, (b) Liens for Taxes, assessments, reassessments and other charges of Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate accruals are reflected on the Interim Financial Statements, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (d) mechanics’, materialman’s, workmens’, repairmen’s, warehousemen’s, supplier’s, vendor’s, carriers’ or other similar Liens arising or incurred in the ordinary course of business, (e) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure public or statutory obligations, (f) with respect to the Real Property: (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (f) will individually, or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company or the Subsidiaries as presently conducted, (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (h) protective filings relating to operating leases with third parties, and (i) those restrictions, reservations, covenants, limitations and conditions described in Schedule 1.1(b) hereto.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“Personal Information” means (i) information that identifies or is linkable to a natural person, directly or indirectly, including information that identifies or is linkable to such natural person (a) by reference to an identification number, such as a Governmental Authority-issued identification number; financial account number, credit card number, or debit card number; or (b) by reference to one or more factors specific to his or her physical, health-related, physiological, mental, economic, cultural or social identity; and (ii) information whose unauthorized use would constitute or permit identity theft or other fraud.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Prime Rate” means the “Prime Rate” as reported by The Wall Street Journal in its column entitled “Money Rates”; provided that if The Wall Street Journal no longer publishes such rate, the Buyer and the Seller will substitute another reference to be used to define the Prime Rate that closely approximates the original definition used herein.
“Proceeding” means any claim, suit, legal proceeding, assessment, arbitration, inquiry, investigation, or administrative enforcement proceeding by or before any Governmental Authority.
“Pro Rata Percentage” means the pro rata percentage for the Seller and each Rollover Stockholder as set forth on Exhibit B.
“R&W Insurer” means Ironshore Insurance Services LLC.
“Real Property” means the Leased Real Property and the Owned Real Property.
"Redemption Agreement" means the Exchange Agreement, dated as of the date herof, entered into and by and among the Seller, the Company, and the Rollover Stockholders.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, dumping or leaching into or through the Environment.
“Rollover Agreements” means the agreements entered into as of the date immediately prior to the date hereof, between the Buyer and each of the Rollover Stockholders with respect to the contribution of Rollover Shares in exchange for the common stock of the Buyer.

“Rollover Amount” means an aggregate amount equal to $510,524.79.
“Sale Bonuses” means all sale, transaction or change of control payments that are payable by the Company or the Subsidiaries solely as a result of the transactions contemplated by this Agreement, together with the employer portion of any social security, Medicare, payroll, unemployment or similar Taxes payable by the Company or the Subsidiaries in connection therewith.
“Schedules” means the disclosure schedules to this Agreement delivered by or on behalf of the Company or the Seller, as applicable, prior to or concurrently with the execution and delivery of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Expenses” means all of the unpaid fees and expenses of all outside professionals incurred by the Company, any Subsidiary or the Seller of which the Company or a Subsidiary has agreed to pay in connection with this Agreement, including all legal fees, accounting, tax and investment banking fees and expenses (including fees of Alston & Bird LLP but only for fees incurred with respect to the transactions contemplated herein and in the Distribution Agreement through the Closing Date).
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Solvent” means, with respect to any Person, that (a) the assets of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts), (b) the present fair saleable value of the assets of such Person exceeds the amount that will be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured, (c) such Person has adequate capital to carry on its business, and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature.
“Specified Representations” means the representations and warranties set forth in Sections 4.1 (Validity and Enforceability), 4.3 (Title to Shares), 4.4 (Brokers), 5.1 (Existence and Good Standing), 5.2 (Validity and Enforceability), 5.3 (Capitalization of the Company and the Subsidiaries), 5.7 (Taxes), 5.22 (Related Party Transactions), and 5.23 (Brokers).
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiaries” means, collectively, BAC II, CAC, Crosman Corp., and Crosman Europe.
“Target Working Capital” means $29,578,706.
“Tax” means any income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, escheat or other tax, similar governmental fee, charge, levy or other similar assessment or similar charge of any kind whatsoever, together with any interest, fines, penalties, additions to tax or additional amounts imposed by any Taxing Authority.
“Tax Returns” means all Tax returns, (including information returns), declarations, statements, reports and forms filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto or any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration, collection or imposition of any Tax.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Wellspring” means Wellspring Capital Partners IV, L.P.
“Working Capital Excess Amount” means the difference (if any) between the Estimated Net Working Capital and the Target Working Capital if the Estimated Net Working Capital is greater than the Target Working Capital.
“Working Capital Shortfall Amount” means the difference (if any) between the Target Working Capital and the Estimated Net Working Capital if the Target Working Capital is greater than the Estimated Net Working Capital.

1.2    Cross-Reference of Definitions. Each capitalized term listed below is defined in the corresponding Section of the Agreement:

Term	Section Reference
“Agreement”	Preamble
“Audited Financial Statements”	Section 5.5(a)
“Balance Sheet Date”	Section 5.5(a)
“Buyer”	Preamble
“Buyer Indemnitee”	Section 10.2(a)
“Buyer Party”	Section 10.6(a)
“Buyer Plan”	Section 7.5(c)
“Buyer Prepared Tax Returns”	Section 11.1
“Buyer Shares”	Section 10.3(a)
“Cap”	Section 10.3(a)
“Claims Notice”	Section 10.4(b)
“Closing”	Section 3.1
“Closing Date”	Section 3.1
“Closing Payment”	Section 2.2(a)
“Closing Statement”	Section 2.3(b)
“COBRA”	Section 5.17(g)
“Company”	Preamble
“Company Employee” or “Company Employees”	Section 7.5(a)
“Continuation Period”	Section 7.5(a)
“Cut-Off Date”	Section 10.1(a)
“Deductible”	Section 10.3(b)
“Disputed Items”	Section 2.3(b)(B)
“Employee Plan” or “Employee Plans”	Section 5.17(a)
“Enterprise Value”	Section 2.2(a)
“Estimated Cash”	Section 2.3(a)
“Estimated Company Debt”	Section 2.3(a)
“Estimated Net Working Capital”	Section 2.3(a)
“Estimated Selling Expenses”	Section 2.3(a)
“Estimated Statement”	Section 2.3(a)
“Existing Policies”	Section 7.6(b)
“Financial Statements”	Section 5.5(a)
“General Enforceability Exceptions”	Section 4.1
“Indemnified Covenants”	Section 10.1(b)
“Indemnitee” or “Indemnitees”	Section 10.2(b)
“Indemnitor”	Section 10.4(a)

“Indemnity Escrow Fund”	Section 10.6(b)
“Information Security Reviews”	Section 5.10(h)
“Interim Financial Statements”	Section 5.5(a)
“Lease” or “Leases”	Section 5.8(b)
“Leased Real Property”	Section 5.8(b)
“Material Contracts”	Section 5.11(a)
“Material Customers”	Section 5.19(a)
“Material Suppliers”	Section 5.19(b)
“Non-Released Claims”	Section 10.6(a)
“Outstanding Claims”	Section 10.6(b)
“Overall Cap”	Section 10.3(a)
“Owned Real Property”	Section 5.8(a)
“Payment Period”	Section 2.3(d)(i)
“Privileged Communications”	Section 12.19
“Purchase Price”	Section 2.2(a)
“R&W Insurance Policy”	Section 7.13
“Related Party Transaction”	Section 5.22
“Released Claims”	Section 11.1
“Retained Indemnity Escrow Amount”	Section 10.6(b)
“Rollover Shares”	Recitals
“Rollover Stockholder”	Recitals
“Seller Indemnitee”	Section 10.2(b)
“Seller”	Preamble
“Shares”	Recitals
“Tax Claims”	Section 11.2(a)
“Third Party Claim”	Section 10.4(d)
“Transfer Taxes”	Section 11.5

ARTICLE II
SALE AND PURCHASE

2.1    Purchase and Sale of Equity. At the Closing, (a) the Seller shall sell, assign and transfer to the Buyer the Shares, free and clear of all Liens other than the Permitted Liens, and (b) the Buyer shall pay and deliver, or cause to be paid and delivered, the Purchase Price to, or for the benefit of, the Seller and take the other actions described in this Article II.

2.2     Purchase Price.

(a)Subject to the adjustment set forth in Section 2.3, in full consideration for the transfer of the Shares, on the Closing Date, the Buyer shall pay or cause to be paid to the Seller, on behalf of the Seller, an amount equal to $151,800,000 (the “Enterprise Value”):
(i)plus the Estimated Cash;
(ii)plus the Working Capital Excess Amount (if any);
(iii)minus the Working Capital Shortfall Amount (if any);
(iv)minus the Estimated Company Debt;
(v)minus the Estimated Selling Expenses;
(vi)minus the Sale Bonuses;

(vii)minus the Escrow Amount; and
(viii)minus the Rollover Amount
(such amount, the “Closing Payment” and the aggregate amount as finally determined and adjusted pursuant to Section 2.3, the “Purchase Price”).

(b)At the Closing, the Buyer shall, or shall cause to be done, the following:
(i)pay the Closing Payment to the Seller by bank wire transfer of immediately available funds to the account designated in writing to the Buyer by the Seller at least two Business Days prior to the anticipated Closing Date;
(ii)on behalf of the Company and the Subsidiaries, pay the outstanding amount of the Estimated Company Debt to the Persons entitled thereto pursuant to the Payoff Letters to be provided by the Company to the Buyer prior to the Closing;
(iii)on behalf of the Seller, the Company or the Subsidiaries, as applicable, pay the Estimated Selling Expenses to the Persons entitled thereto pursuant to the accounts designated in writing to the Buyer by the Seller at least two Business Days prior to the Closing;
(iv)pay the Indemnity Escrow Amount to the Escrow Agent to be deposited in the Indemnity Escrow Account;
(v)pay the Net Working Capital Escrow Amount to the Escrow Agent to be deposited in the Net Working Capital Escrow Account; and
(vi)pay cash in an amount equal to the Sale Bonuses to the Company, which in turn, shall (or shall cause the appropriate Subsidiary to) process through the Company’s or a Subsidiary’s, as applicable, payroll in accordance with the Company’s or such Subsidiary’s customary payroll practices a portion of the Sale Bonuses (in the individual amounts and to the Persons set forth in Schedule 2.2(b)), less any applicable Taxes required to be withheld or paid by the Company and the Subsidiaries and set forth in the Estimated Statement, and pay to the proper Taxing Authority any related Taxes.

2.3    Purchase Price Adjustments.

(a)Estimated Statement. Prior to the anticipated Closing Date, the Seller shall have delivered to the Buyer a statement (the “Estimated Statement”), setting forth the Seller’s good faith estimate of the Closing Payment with an itemization and calculation of (i) the estimate of the Cash as of the Measurement Time (such estimate, the “Estimated Cash”), (ii) the estimate of the Net Working Capital as of the Measurement Time (the “Estimated Net Working Capital”), (iii) the estimate of the Company Debt outstanding as of the Closing (indicating the amount of each individual component of Company Debt and the Person to whom such Company Debt is owed) (such estimate, the “Estimated Company Debt”), (iv) the estimate of the unpaid portion of the Selling Expenses as of the Closing (indicating the amount and the Person to whom such Selling Expenses are owed) (such estimate, the “Estimated Selling Expenses”), and (v) the aggregate amount of the Sale Bonuses (indicating the amount and the Person to whom such Sale Bonuses are owed). The calculations of the amounts pursuant to this Section 2.3(a) are to be prepared in accordance with GAAP and the Agreed Accounting Principles and, except as noted in Schedule 2.3, consistent with past practices.
(b)Closing Statement. Within 60 days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a closing statement (the “Closing Statement”), setting forth the Buyer’s proposed calculation of (i) the Final Cash, (ii) the Final Net Working Capital, (iii) the aggregate amount of the Final Company Debt, (iv) the aggregate amount of the Final Selling Expenses, and (v) the Final Adjustment. The Closing Statement is to be prepared in accordance with GAAP and the Agreed Accounting Principles and, except as noted in Schedule 2.3, consistent with past practices.

(A)Within 30 days following receipt by the Seller of the Closing Statement, if the Seller wants to dispute the preparation or content of the Closing Statement, then the Seller must deliver written notice to the Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. If the Seller does not notify the Buyer of a dispute with respect to the Closing Statement within such 30-day period, such Closing Statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, the Buyer and the Seller shall negotiate in good faith to resolve such dispute.
(B)If the Buyer and the Seller, notwithstanding such good faith effort, fail to resolve any disputed items (the “Disputed Items”) within 30 days after the Seller advises the Buyer of its objections, then the Buyer and the Seller shall jointly engage the Arbitration Firm to resolve such dispute. If the Arbitration Firm is unable or unwilling to act in such capacity, the Buyer and the Seller will mutually agree in writing on another arbitration firm. If the Buyer and the Seller cannot reach an agreement on an arbitration firm within five Business Days from the date the Arbitration Firm provided notice of its unwillingness or inability to act in such capacity, the Arbitration Firm will select another nationally recognized independent accounting firm to serve as the replacement Arbitration Firm and to conduct the determination. The scope of the Arbitration Firm’s engagement will be limited to the resolution of the Disputed Items and the recalculation, if any, of the Purchase Price in light of such resolution.
(C)Not later than 10 Business Days after the date of the Arbitration Firm’s engagement, the Buyer and the Seller shall each prepare and submit a written presentation to the Arbitration Firm setting forth their respective positions on the Disputed Items. The Arbitration Firm must (1) choose one of either the Buyer’s or the Seller’s position on each of the Disputed Items based solely on the timely delivered, written presentation of each party and no other facts (including the decision of a party not to submit a presentation) (i.e., the Arbitration Firm may choose one party’s position on one Disputed Item and the other party’s position on another Disputed Item), (2) render a written determination setting forth, in reasonable detail, the basis of its determination, which is to be in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review, and (3) recalculate the Purchase Price and the Final Adjustment in light of such accepted positions and in accordance with this Agreement. The Buyer and the Seller shall seek to cause the Arbitration Firm to make its determination as promptly as possible, but not later than 21 days after the date of its engagement. The determination of the Arbitration Firm will be final, conclusive and binding on the parties hereto.
(D)Any fees and expenses relating to the engagement of the Arbitration Firm in respect of its services pursuant to this Section 2.3 will be allocated between the Buyer and the Seller in inverse proportion as they may prevail on the matters resolved by the Arbitration Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Arbitration Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Notwithstanding anything herein to the contrary, all matters related to the Closing Statement and the calculation of Purchase Price and the Final Adjustment will be resolved pursuant to this Section 2.3.
(c)Access. For purposes of complying with the terms set forth in this Section 2.3, the Buyer and the Company shall, and the Company shall cause the Subsidiaries to, cooperate with and make available to the Seller and its respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the resolution of any dispute with respect to the Closing Statement.
(d)Final Adjustment.
(i)If the Final Adjustment is a negative number, the Seller and the Buyer shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Final Adjustment is finally determined pursuant to this Section 2.3, authorizing the Escrow Agent to release from the Net Working Capital Escrow Account (A) an amount of cash equal to the absolute value of the Final Adjustment to the Buyer and (B) any funds remaining in the Net Working Capital Escrow Account to the Seller (in an amount equal to 98.698208% of the funds remaining) and the Buyer (in an amount equal to 1.301792% of the funds remaining) by bank wire transfer of immediately available funds to the accounts designated in writing by the Seller and the Buyer to the Escrow Agent prior to the date such payment is due hereunder, which such amount must be paid by the Escrow Agent within five Business Days from the date on which the Final Adjustment is finally determined pursuant to this Section 2.3 (the “Payment Period”). In the event the Net Working Capital Escrow Amount is less than the absolute value of the Final Adjustment that is a negative number, the Seller shall pay an amount equal to 98.698208% of such shortfall to the Buyer as an adjustment to the Purchase Price within the Payment Period.
(ii)If the Final Adjustment is a positive number, (A) the Seller and the Buyer shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Final Adjustment is finally determined pursuant to this Section 2.3, authorizing the Escrow Agent to release from the Net Working Capital Escrow Account the amount of the Net Working Capital Escrow Amount to the Seller (in an amount equal to 98.698208% of the funds released) and the Buyer (in an amount equal to 1.301792% of the funds released) by wire transfer of immediately available funds, to the accounts designated in writing by the Seller and the Buyer, which such amount must be paid by the Escrow Agent within the Payment Period, and (B) the Buyer shall pay or cause to be paid an amount of cash equal to 98.698208% of the Final Adjustment to the Seller and an amount of cash equal to 1.301792% of the Final Adjustment to Company by wire transfer of immediately available funds, to the account designated in writing by such payee.

2.4    [Intentionally Omitted].

2.5    Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer, the Buyer’s Affiliates, the Company, the Subsidiaries, and the Escrow Agent are entitled to withhold and deduct from any amounts payable pursuant to this Agreement (without duplication) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax Law; provided, however, if the Buyer, the Company, any Subsidiary or anyone acting on their behalf believes that withholding is required with respect to any amounts payable under this Agreement other than as compensation, such Person shall use reasonable efforts to provide the Seller with notice prior to the Closing of the intention to withhold and the opportunity for the Seller to provide any statement, form, or other documentation that would reduce or eliminate the requirement to withhold. The Buyer may also request any informational forms (such as IRS Form W-8 or W-9) in order to reduce or minimize any such withholding. To the extent that amounts are so deducted and withheld in accordance with this Section 2.5 and paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding or deduction was made.

ARTICLE III
CLOSING AND DELIVERIES

3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and executed signature pages on the date hereof (such date being the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2    Deliveries by the Company and Seller. At the Closing, the Company and the Seller shall deliver, or cause to be delivered, to the Buyer the following items:
(a)a copy of the Escrow Agreement, duly executed by the Seller;

(b)good standing certificates for the Company for each jurisdiction where the Company has been formed or is doing business, certified by the respective state authorities from such jurisdictions within five Business Days of the Closing Date;
(c)certificates of good standing with respect to each Subsidiary for each jurisdiction where the Subsidiary has been formed or is doing business (and for which such certificate is recognized in such jurisdiction), certified by the respective state authorities from such jurisdictions within five Business Days of the Closing Date;
(d)written resignations of the directors or managers and officers of the Company and the Subsidiaries set forth in Schedule 3.2(d);
(e)a non-foreign person statement substantially in the form of the sample statement set forth in Treasury Regulations § 1.1445-2(b)(2)(iv)(B), executed by the Seller;
(f)Payoff Letters in respect of any Company Debt being repaid or terminated in connection with the Closing and related lien/mortgage releases, in form and substance reasonably acceptable to the Buyer;
(g)a restrictive covenant agreement, in form attached hereto as Exhibit C, duly executed by Wellspring;
(h)evidence of termination of each Related Party Transaction as of the Closing without any obligation or Liability to the Buyer, the Company or the Subsidiaries surviving such termination, in form and substance reasonably acceptable to Buyer;
(i)the certificate(s) evidencing the Shares together with a stock power duly-executed by the Seller in favor of Buyer;
(j)a copy of the applicable disclosure statement and evidence that shareholder approval in conformance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder was obtained with respect to any payments or benefits that could reasonably be expected to result in the imposition of any excise tax imposed under Section 4999 of the Code (“parachute payments”) or, if such approval was not obtained, evidence that such parachute payments will not be made; and
(k)a DVD-ROM discs or similar electronic storage containing all of the information uploaded to the Intralinks “Project American” data room and made available to the Buyer by the Seller and the Company prior to the date of this Agreement.

3.3    Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller a copy of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date hereof as follows.

4.1    Validity and Enforceability. The Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and each Ancillary Agreement to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b), collectively, the “General Enforceability Exceptions”).

4.2    Noncontravention. The execution and delivery by the Seller of this Agreement and all other Ancillary Agreements to which the Seller is a party, the sale of the Shares pursuant to the terms of this Agreement, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, or (d) result in a violation of, (i) any provisions of the certificate of incorporation or bylaws (or equivalent documents) of the Seller, only to the extent applicable, or (ii) any Law, order, judgment or decree to which the Seller is subject.

4.3    Title to Shares. Immediately prior to Closing (and, for the avoidance of doubt, without giving effect to the transactions contemplated by this Agreement), the Seller owns beneficially and of record and has good and marketable title to the Shares, free and clear of all Liens other than the Permitted Liens. Immediately prior to the Distribution Effective Time, the Seller owned beneficially and of record and had good and marketable title to the Rollover Shares, free and clear of all Liens other than the Permitted Liens. Upon delivery of the Shares to the Buyer on the Closing Date in accordance with this Agreement and upon the Buyer’s delivery of the payments applicable to the Seller at the Closing pursuant to Section 2.2(b), the entire legal and beneficial interest in the Shares and good, valid and marketable title to the Shares will pass to the Buyer, free and clear of all Liens and other than restrictions of general applicability imposed by federal or state securities laws and any Liens imposed on the Shares by the Buyer.

4.4    Brokers. Except for R. W. Baird, no broker, finder or similar agent has been employed by or on behalf of the Seller and no Person with which the Seller has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

4.5    No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ANY SUBSIDIARY, OR THE SHARES, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV, THE BUYER IS ACQUIRING THE SHARES ON AN “AS IS, WHERE IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer that, except as set forth in the Schedules attached hereto, which exceptions will be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof as follows. The Schedules are arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article V, and the disclosures in any section or subsection of the Schedules will be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is readily apparent on the face of the disclosure.
5.1    Existence and Good Standing. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to act as a foreign corporation and, to the extent such concept of recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly organized or formed, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or formation. Each Subsidiary of the Company is qualified or otherwise authorized to act as a foreign entity and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2    Validity and Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject to the General Enforceability Exceptions.

5.3    Capitalization of the Company and the Subsidiaries.
(a)The Company has issued one hundred (100) shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and fully paid up, and are not subject to, nor were they issued in violation of, preemptive rights or rights of first refusal created by statute, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which it is bound. The Shares have been offered, sold and delivered by the Company in compliance with applicable Law. The Shares, along with the Rollover Shares, represent the only issued and outstanding shares of equity of the Company. Except as set forth in Schedule 5.3, there are no (i) outstanding securities convertible or exchangeable into equity interests of the Company, (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any equity interests of the Company, (iii) stock rights, calls, puts, rights to subscribe, Contracts, agreements, arrangements or commitments of any kind to which the Company or any Subsidiary is a party relating to the sale, redemption or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any equity of the Company or any of the Subsidiaries or which restrict the transfer of any such equity interests, or (iv) voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound with respect to the voting, transfer or other disposition of its common stock or any other equity interests of the Subsidiaries.
(b)The Subsidiaries are the only subsidiaries of the Company. Neither the Company nor the Subsidiaries own, of record or beneficially, any direct or indirect interest or any right (contingent or otherwise) to acquire the equity interests of any other Person, except the Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, the Subsidiaries have been validly issued and are fully paid and (with respect to any shares of capital stock) non-assessable. The Company directly or indirectly owns all issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries, free and clear of all Liens other than the Permitted Liens. There are no outstanding options, warrants, calls, subscriptions or other rights with respect to which the Subsidiaries may be obligated to issue or sell any shares of their capital stock.

5.4    No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the Seller, nor the consummation by the Company or the Seller of the transactions contemplated herein or therein, nor compliance by the Company or the Seller with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or equivalent documents) of the Company or the Subsidiaries, (ii) except as set forth in Schedule 5.4(a), require the consent of any Person under, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company or the Subsidiaries, pursuant to any Material Contract or Permit to which any of them is a party, or (iii) subject to receipt of the requisite approvals referred to in Schedule 5.4(b), violate any Order or Law applicable to the Company or the Subsidiaries or any of their respective properties or assets.
(b)Other than as set forth in Schedule 5.4(b), no consent or approval of, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required to be obtained by the Company or the Seller for the consummation by the Company or the Seller of the transactions contemplated in this Agreement.

5.5    Financial Statements.
(a)Schedule 5.5(a) sets forth copies of: (i) the audited consolidated balance sheets of CAC and the Subsidiaries as of June 30, 2016 (the  “Balance Sheet Date”), and the related audited consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of CAC and the Subsidiaries as of April 30, 2017, and the related unaudited consolidated statements of income for the ten-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).
(b)The Financial Statements have been prepared in accordance with GAAP and fairly present, in each case, in all material respects, the financial position, results of operations, members’ equity, and cash flows of CAC and the Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated thereby (except that the Interim Financial Statements do not include footnote disclosure and year-end adjustments).
(c)Except as set forth in Schedule 5.5(c), neither the Company nor any Subsidiary has any outstanding liabilities or obligations arising out of transactions or events entered into prior to the date hereof, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date hereof, except (i) liabilities reflected on the Financial Statements (including any notes thereto), (ii) liabilities that have arisen after the date of the Financial Statements in the ordinary course of business consistent with past practices that are not material, or (iii)  liabilities or obligations incurred in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.6    Conduct of Business. Except for the transactions contemplated hereby or as set forth in Schedule 5.6, since the Balance Sheet Date, (a) the Company and the Subsidiaries have conducted their respective businesses and operations in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any change that would reasonably be expected to have a Material Adverse Effect on the Company, and (c) the Company and the Subsidiaries have not taken any of the following actions:
(i)except in the ordinary course of business consistent with past practice, (A) acquired, sold, assigned transferred, licensed, pledged or otherwise disposed of or lease any material property or assets, (B) mortgaged or encumbered any property or assets other than the Permitted Liens, or (C) cancelled any debts owed to or claims held by the Company or any of the Subsidiaries;
(ii)borrowed any amount or incurred any Liability or obligation other than borrowings under lines of credit existing on such date, obligations under customer contracts or other liabilities incurred in the ordinary course of business;
(iii)made any loans or advances to, investments in, or guarantees for the benefit of, or otherwise became liable for the indebtedness or other legal obligation of, any Person (other than loans to employees in the ordinary course of business consistent with past practice);
(iv)entered into any Contract that would constitute a Material Contract, except Contracts made in the ordinary course of business consistent with past practice;
(v)amended or terminated any Material Contract except in the ordinary course of business or as required by the terms of such Contract;
(vi)acquired any real estate or entered into any new lease with an annual cost greater than $50,000 per year;

(vii)made any material change to its accounting methods, principles or practices, except as may be required by GAAP;
(viii)made (other than in the ordinary course), revoked or changed any material Tax election, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, surrendered any right to claim a refund of material Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;
(ix)issued or sold any equity interests, profits interests or options, warrants or other rights to purchase any equity interests of the Company or the Subsidiaries or split, combined or subdivided the capital stock or other equity interests of the Company or the Subsidiaries;
(x)merged into, consolidated with, or sold a substantial part of its assets to any other Person, made any acquisition of any equity interests or business of any other Person (whether by merger, stock or asset purchase or otherwise), or permitted any other Person to be merged or consolidated with it;
(xi)made any payment, discharge, satisfaction or settlement of any claim or litigation in excess of $100,000;
(xii)increased the salary, wage rate, or other compensation to be provided to any officer or employee other than normal recurring salary or wage increases for employees other than officers and directors, or as required by a Contract disclosed in Schedule 5.11(a) or an Employee Plan, (B) made or granted any severance or bonuses, or, except as required by Law, modified any Employee Plan, or adopted any new Employee Plan (or such plan or arrangement that would constitute an Employee Plan if it were in existence on the date hereof), or took any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Plan other than as required by Law or an existing Employee Plan, or (C) made any commitment or incurred any Liability to any labor organization;
(xiii)hired any executive officer or other employee with an annual salary greater than $100,000 per year or terminate (other than for cause) the employment of any executive officer or other employee with an annual salary greater than $100,000 per year;
(xiv)made, or committed to make, any acquisition (including, without limitation, by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or entity or division thereof or otherwise enter into a new line of business or abandon or discontinue an existing line of business;
(xv)entered into any agreement, contract or arrangement containing restrictions on the Company’s or the Subsidiaries’ ability to compete in any business;
(xvi)waived, released or abandoned any rights of material value, or cancelled, compromised, released or assigned of any material indebtedness owed to it or any material claims held by it; or
(xvii)committed in writing to do any of the foregoing.

5.7    Taxes. Except as set forth in Schedule 5.7:
(a)The Company and each of the Subsidiaries has timely filed (including extensions) with the appropriate Taxing Authority all Tax Returns that it was required to file and has paid all Taxes due (whether or not shown thereon as due and owing). All such Tax Returns were correct and complete in all material respects;
(b)The Company and each of the Subsidiaries has withheld from its employees, independent contractors, creditors, equity holders and other third parties and paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law and has complied in all material respects with all Tax information reporting provisions of all applicable Laws. Neither the Company nor any of the Subsidiaries is, nor has the Company or any of the Subsidiaries received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes. The Company and each of the Subsidiaries has properly withheld all required sales, use and value added Taxes and has remitted all such Taxes to the proper Governmental Authority in accordance with applicable Law;
(c)None of the Company or the Subsidiaries is currently the beneficiary of any extension of time for filing any Tax Return, and none of them has agreed to, or is the beneficiary of, any extension of time in which any Tax may be assessed or collected by any Taxing Authority and no request for any such extension is currently pending;
(d)None of the Company or the Subsidiaries is a party to any Tax allocation or sharing agreement other than any Commercial Non-Tax Agreement;
(e)There are no Liens for unpaid Taxes on the assets of the Company or the Subsidiaries, except for Permitted Liens described in clause (b) of the definition thereof;
(f)There is no, and since January 1, 2012 there has been no, audit or Proceeding pending or, to the Company’s Knowledge, threatened with respect to the Company or any of the Subsidiaries in respect of any Tax, and no deficiency for any amount of Tax has been asserted or assessed in writing by a Taxing Authority against the Company or any of the Subsidiaries;
(g)None of the Company or any Subsidiary (i) has been, since January 1, 2012, a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company and the sole members of which are the Company and one or more of the Subsidiaries), nor has the Company or any of the Subsidiaries, since January 1, 2012, joined in the filing of any Tax Returns on a consolidated, combined or unitary basis (other than with other Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) by contract or otherwise (other than any Commercial Non-Tax Agreement);
(h)No claim has been made in writing during the Applicable Period by any Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation or required to file Tax Returns by that jurisdiction;
(i)None of the Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, (iii) prepaid amount received on or prior to the Closing Date, (iv) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) arising on or before the Closing Date;
(j)None of the Company or any Subsidiary has distributed equity of another Person, or has had its equity distributed by another Person, during the past five years in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code;
(k)None of the Company or any Subsidiary is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b);
(l)The unpaid Taxes of the Company and the Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included with the Interim Financial Statements (rather than in any notes thereto), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;
(m)Neither the Company nor any of the Subsidiaries has received or requested any private letter or other ruling from the Internal Revenue Service or other Taxing Authority;

(n)Any adjustment of Taxes or taxable income of any of the Company or any of the Subsidiaries made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported;
(o)Any and all material transactions between or among any of the Company and/or any of the Subsidiaries have occurred on arm’s-length terms, and the Company and the Subsidiaries have complied in all material respects with all Tax-related requirements that the arm’s-length nature of the terms of such transactions be documented. Such transactions have been properly taken into account and reported in the Tax Returns of the Company and the Subsidiaries;
(p)Neither the Company and or any of the Subsidiaries have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and have not otherwise taken steps or conducted business operations that have exposed, or will expose, it to the taxing jurisdiction of a foreign country; and
(q)Schedule 5.7(q) sets forth fully and accurately the current classification for federal income Tax purposes of each of the Subsidiaries (as a corporation, partnership or disregarded entity), and the dates and nature of any changes in such tax classification since the later of (i) January 1, 2011 or (ii) the date of the direct or indirect acquisition of such Subsidiary by the Company.
(r)For the avoidance of doubt, neither the Seller nor the Company is making any representation or warranty in this Section 5.7 or otherwise in this Agreement with respect to (i) the amount or availability, in any tax period or portion thereof following the Closing Date, of any net operating loss carryover, capital loss carryover, Tax credit carryover or other Tax asset or (ii) other than with respect to representations in clauses (d), (i), (j) and (m) of this Section 5.7, any Tax positions that the Buyer and its Affiliates (including the Company and its Subsidiaries) may take in respect of a Tax period (or portion thereof) beginning after the Closing Date.

5.8    Real Property.
(a)Schedule 5.8(a) lists all of the real property owned by the Company or the Subsidiaries (the “Owned Real Property”). Except as described in Schedule 5.8(a), the Company or the Subsidiaries have good and marketable title in fee simple to and full and exclusive ownership and possession of each parcel of the Owned Real Property free and clear of all Liens, except the Permitted Liens.
(b)Schedule 5.8(b) lists all of the real property leased by the Company or the Subsidiaries (the “Leased Real Property”). All Leased Real Property is held under leases or subleases, together with any amendments, extensions, renewals and guaranties with respect thereto (as applicable, each a “Lease” and collectively, the “Leases”) that are, in all material respects, valid instruments enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. The Company has made available to the Buyer a true and complete copy of each such Lease. Neither the Company nor any Subsidiary has (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (ii) received notice that it is in default in any material respect under any such Lease. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder or give rise to such a default by the Company or any Subsidiary.
(c)The Real Property is (i) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Real Property) and (ii) to the Company’s Knowledge, is structurally sound with no material defects and in conformity with all Applicable Laws. The Real Property is being used in the operation of the business of the Company or the Subsidiaries as currently conducted and are suitable for the same, and no other real property is being used or is otherwise reasonably required to operate the business of the Company or the Subsidiaries as currently conducted.

5.9    Personal Property. Except as may be reflected in, reserved against, or otherwise described in the Financial Statements (including any notes thereto) or Schedule 5.9, the Company or one of the Subsidiaries has good and valid title to (or, in the case of leased tangible personal property, a valid and subsisting leasehold interest in), free and clear of any Liens (except for Permitted Liens), all of the tangible personal property reflected in the

Interim Financial Statements and all tangible personal property acquired by the Company or any of the Subsidiaries since the date of the Interim Financial Statements, except for (a) sales or other dispositions of personal property that are replaced by similar assets or properties, (b) personal property sold, consumed, used or otherwise disposed in the ordinary course of business since the date of the Interim Financial Statements, (c) dispositions of used, worn out, obsolete or surplus assets or properties since the date of the Interim Financial Statements, or (d) personal property, the failure of which to have good and valid title to (or a valid and subsisting leasehold interest in) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The tangible personal property owned, leased or licensed by the Company and the Subsidiaries is all of the material tangible personal property required for the operation of the business of the Company and the Subsidiaries as of the date hereof and as of the Closing, consistent with past practice. Except as set forth in Schedule 5.9, all tangible personal property owned, leased or licensed by the Company or one of its Subsidiaries is, in the aggregate, in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

5.10    Intellectual Property.
(a)Schedule 5.10(a) contains, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a list of all the following registered Owned Intellectual Property: (i) patents and patent applications, (ii) trademark registrations and applications therefor, (iii) copyright registrations and applications therefor, and (iv) domain names. Schedule 5.10(a) lists, as of the Closing Date, any deadlines related to: (A) registration, maintenance or renewal fees with respect to the Owned Intellectual Property identified therein; and (B) the filing of any documents, applications or certificates (including responses to office actions) that are required within ninety (90) days of the Closing Date to maintain any such Owned Intellectual Property. All of the issued patents and registered trademarks are valid and enforceable in all material respects and all applications for patents, trademarks and copyrights are pending. The Company or the Subsidiaries own and possess, free and clear of all Liens, other than the Permitted Liens, all right, title and interest in and to the Owned Intellectual Property set forth in Schedule 5.10(a), or have the right to use pursuant to a valid and enforceable license, all other Intellectual Property used or held for use in the operation of the business of the Company or the Subsidiaries as presently conducted and as conducted by the Company and its Subsidiaries during the eighteen (18) month period prior to Closing. No Person other than the Company or the Subsidiaries has ownership of any such Owned Intellectual Property.
(b)Except as set forth in Schedule 5.10(b), none of the Company or any Subsidiary has, other than through shrink wrap or click wrap Software licenses with an annual license fee of $25,000 or less, licensed any Intellectual Property from any Person (the inbound IP Licenses set forth in Schedule 5.10(b) together with all Software licenses not required to be scheduled, the “Inbound IP Licenses”), nor has the Company or any of the Subsidiaries granted any license or other right that permits or enables anyone other than the Company or the Subsidiaries or their customers or Persons engaged in the delivery of services to such customers in collaboration with the Company or the Subsidiaries in the ordinary course of business to use any of the Owned Intellectual Property (the outbound IP Licenses set forth in Schedule 5.10(b), the “Outbound IP Licenses”). The Company is in material compliance with all obligations under the Inbound IP Licenses and Outbound IP Licenses.
(c)The operation of the Business does not infringe, misappropriate, dilute or otherwise conflict with the Intellectual Property of any third party and, except as set forth in Schedule 5.10(c), none of the Company or any Subsidiary has received any written notice of any such claim. To the Company’s Knowledge, there is no such threatened claim or basis for any claim, against the Company or the Subsidiaries asserting the operation of the business, as currently conducted, misappropriates, dilutes or otherwise conflicts with the Intellectual Property of any Person, nor has the Company or any Subsidiary given any notice to any Person asserting infringement, misappropriation, dilution or other conflict with such Person of any of the Owned Intellectual Property.
(d) No director, officer, stockholder, employee, agent or other representative of the Company or any of its Subsidiaries owns or claims any rights in (nor has any of them made application for) any Company Intellectual Property. Each present or past employee, officer, consultant (in each case, since

April 25, 2011) or any other Person who developed on behalf of the Company or its Subsidiaries any part of any Owned Intellectual Property, either: (x) is a party to a valid and enforceable written agreement that conveys or obligates such person to convey to the Company or a Subsidiary any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company or its Subsidiary; or (y) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company or its Subsidiaries.
(e)Except as set forth in Schedule 5.10(e), the transactions contemplated to be consummated under this Agreement as of the Closing: (A) will result in no material changes to any rights or obligations, under any Inbound IP License or Outbound IP License, of the Company or its Subsidiaries; (B) do not require the consent of any other party to such Inbound IP License or Outbound IP License; (C) will not result in a breach of or default under such Inbound IP License or Outbound IP License; and (D) will not otherwise cause such Inbound IP License or Outbound IP License to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.
(f)Since April 25, 2011, each of the Company and its Subsidiaries has protected trade secrets included in the Company Intellectual Property from unauthorized use or disclosure, has maintained materials protected by trade secret rights in confidence, and has preserved their status as trade secrets. Since April 25, 2011, there has been no breach of any contract between the Company and its Subsidiaries, on one hand, and, to the Company’s Knowledge, customers or other third parties, on the other hand, with respect to trade secrets. Since April 25, 2011, there has been no unauthorized use or disclosure of trade secrets by the Company or any of its Subsidiaries.
(g)Since April 25, 2011, each of the Company and its Subsidiaries has complied and complies with Applicable Privacy Laws, and with its privacy and information security obligations under its contracts, privacy policy, and online terms of use. The transactions contemplated to be consummated under this Agreement as of the Closing will not violate Applicable Privacy Law or any privacy policy, information security policy, terms of use, or contract. Except as set forth in Schedule 5.10(g), there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to or unauthorized use of Personal Information that that is stored or processed by or on behalf of the Company or any of its Subsidiaries.
(h)Since April 25, 2011, the Company and its Subsidiaries have taken steps to safeguard the IT Infrastructure with such information security controls, system and data backup practices, and disaster recovery and business-continuity practices that are commercially reasonable. Since April 25, 2011, the Company and its Subsidiaries have (A) regularly conducted and periodically conduct vulnerability testing, risk assessments, and external audits of the IT Infrastructure (collectively, “Information Security Reviews”), (B) timely corrected any exceptions or vulnerabilities identified in such Information Security Reviews, (C) made available to the Buyer copies of all Information Security Reviews that are available, and (D) timely installed software security patches and other fixes to technical information security vulnerabilities. Except as set forth in Schedule 5.10(h), there have been no material unauthorized intrusions or breaches of the security of the IT Infrastructure.

5.11    Material Contracts.
(a)Schedule 5.11(a) contains a list of the following agreements to which the Company or any Subsidiary is a party (excluding any Leases and any agreements that are, or relate to, Employee Plans) (the “Material Contracts”):
(i)each partnership or joint venture agreement (excluding, for the avoidance of doubt, any sub-contractor arrangements entered into in the ordinary course of business in which the Company or a Subsidiary is subcontracting services from others and freight billing consolidator arrangements);
(ii)each Contract (A) with a customer of the Company or any Subsidiary with value of more than $1,000,000 annually and (B) with a Material Customer;

(iii)each Contract (A) with a supplier of the Company or any Subsidiary with a value of more than $750,000 annually and (B) with a Material Supplier, excluding service and administrative documents related to employees, insurance policies and the Credit Facility;
(iv)any material license agreement (other than for commercially available software), where the Company or any of the Subsidiaries is a licensor or licensee of Intellectual Property;
(v)each Contract limiting the right of the Company or any Subsidiary to engage in or compete with any Person in any business or in any geographical area or to solicit any Person, excluding non-solicit agreements with clients, prime contractors and subcontractors entered into in the ordinary course and nondisclosure agreements that result from acquisition searches and merger and acquisition activity in the ordinary course;
(vi)each Contract with a customer which contains a “most favored nation” or similar provision;
(vii)each agreement involving the acquisition by the Company or any Subsidiary of any business enterprise, or the sale of any of, the Company’s or the Subsidiaries’ assets, other than sales of finished goods or obsolete inventory or equipment in the ordinary course of business, whether via stock or asset purchase or otherwise, that was consummated since April 25, 2011, with a value of more than $500,000 (and other than non-disclosure or confidentiality agreements);
(viii)any lease or similar Contract under which (A) the Company or any Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any Subsidiary, in any case which has future required scheduled payments in excess of $50,000 per annum and is not terminable by it upon notice of 60 days;
(ix)any Contract (other than the Credit Facility or any other Contract which will be paid in full in connection with the Closing) under which the Company or any Subsidiary (A) has borrowed any money or issued any note, indenture or other evidences of indebtedness, (B) has made a guarantee, or (C) has granted liens on any material property or asset of the Company or any Subsidiary;
(x)any Contract providing for any outstanding loan, advance or investment by the Company or the Subsidiaries to any Person, other than travel loans or advances made in the ordinary course of business;
(xi)    any Contract that is a settlement, conciliation or similar agreement with any Person or Governmental Authority or pursuant to which the Company or any of the Subsidiaries will be required after the date hereof to satisfy any material monetary or material non-monetary obligations; and
(xii)    any Contract with any Affiliate of the Company or any Subsidiary.
(b)The Company has all the material Contracts it needs to carry on the Company’s business as presently conducted. The Seller has made available to the Buyer a true and complete copy of each written Material Contract and if a Material Contract is not in writing, a written summary of the material terms of such Material Contract. Each of the Material Contracts is in full force and effect and is a legal, valid and binding contract or agreement of the Company or the Subsidiary, as applicable, and, to the Company’s Knowledge, the other party thereto, subject only to the General Enforceability Exceptions. There exists no material default, breach, or violation on the part of the Company or any Subsidiary, or, to the Company’s Knowledge, on the part of any other party to any such Material Contract nor has Company or any Subsidiary received notice of any such breach, default or violation.
(c)Except as expressly set forth in Schedule 5.11(c): (i) neither the Company nor any Subsidiary has received written notice of an intention by any party to any such Material Contract that provides for a continuing obligation by any party thereto on the Closing Date to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not materially adversely affect the Company or any Subsidiary and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Material Contracts on the same terms applicable to such Material Contracts as of the Closing. Neither the Company nor any Subsidiary, as applicable, has waived in writing any material rights under any Material Contract. Neither the Company nor any Subsidiary, as applicable, has received written notice or, to the Company’s Knowledge, other notice that any Material Contract with a customer will not remain in effect after the Closing in accordance with its terms.

5.12    Insurance.
(a)Schedule 5.12 sets forth, all policies of insurance covering the Company or the Subsidiaries and their respective businesses (other than with respect to any Employee Plan), and, with respect to each such policy, (i) the policy is in full force and effect, (ii) all premiums owed prior to the date hereof have been paid and (iii) there is no material breach or default by the Company or any Subsidiary. No notice of cancellation or termination or non-renewal has been received with respect to any such policy. No written notice of or, to the Company’s Knowledge, threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such insurance policies has been received by the Company or any Subsidiary.
(b)Since the Applicable Period, none of the Company or any Subsidiary has been refused any insurance with respect to its business or its assets. Except for any Employee Plan or as set forth in Schedule 5.12, none of the Company or any Subsidiary has any self-insured or co-insured programs.

5.13    Litigation and Orders. Except as set forth in Schedule 5.13, there are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company or any of the Subsidiaries in the past five years (or, to the Company’s Knowledge, any of their respective officers or members of the board of managers or board of directors (or comparable governing body) in connection with the Business), before any Governmental Authority, or by or on behalf of any third party (other than consumer calls received by the Company or its Subsidiaries which were not further pursued by such consumers following inquires by the Company or its Subsidiaries in the ordinary course of business). There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries challenging the validity of the transactions contemplated by this Agreement or any Ancillary Agreement. Neither the Company nor any of the Subsidiaries is subject to any Order.

5.14    Compliance with Laws. Except as set forth in Schedule 5.14, the Company and the Subsidiaries are currently, and have been for the Applicable Period, operating the Business in material compliance with applicable Law. Neither the Company nor any Subsidiary has received written notification from any Governmental Authority that has not yet been resolved (a) asserting that the Company or any Subsidiary is not in material compliance with any Law or (b) threatening to revoke any Permit held by the Company or the Subsidiaries.

5.15    Permits. All material Permits required to conduct the Business in the ordinary course of business (as currently conducted) are (a) in the possession of the Company or a Subsidiary of the Company, (b) in full force and effect, and (c) being complied with in all material respects.

5.16    Labor Matters.
(a)    The Seller has previously provided to the Buyer a complete and accurate list of all employees of the Company and any Subsidiary as of the date hereof (each, an “Employee”), showing for each such Employee: the Employee’s name, job title or description, employer entity, work location, current annual salary and target bonus, commission and other remuneration (other than salary) paid or promised during the current fiscal year, employment classification and visa and greencard status. The Company and its Subsidiaries do not have any independent contractor as of the date hereof and during the Applicable Period, any independent contractor providing services to the Company and its Subsidiaries was properly classified as such. Except as set forth in Schedule 5.16(a), (i) during the Applicable Period, the Company and each Subsidiary has paid in full to all current and former employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation and has, and (ii) to the Company's Knowledge, since April 25, 2011, the Company and each Subsidiary did not have a claim filed against them by any former employee or former consultant of the Company or any Subsidiary. Except as set forth in Schedule 5.16(a), during the Applicable Period, each current and former employee of the Company and any Subsidiary has entered into a version of the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or as set forth in such employee's employment agreement, as was in effect at the time of the employee’s hire.
(b)    None of the Company or the Subsidiaries is or has been a party to any collective bargaining agreement, other agreement, or any collective bargaining relationship, with any labor organization. No labor union or other collective bargaining unit represents, or during the Applicable Period has represented, any of the Company’s or any Subsidiaries’ employees. During the Applicable Period, there have not been any union activities underway, and, to the Company’s Knowledge, there are not any union activities threatened, in any such case, to solicit employees to authorize a union to represent them with respect to the Company’s or any Subsidiaries’ employees. To the Company’s Knowledge, during the Applicable Period, all current and former employees of the Company or the Subsidiaries who work, or worked, in the United States are (or were at the time of employment) legally authorized to work in the United States and the Company and the Subsidiaries has a completed Form I-9 for each such employee in its records. During the Applicable Period, none of the Company or any Subsidiary has been subject to a strike, slow-down, picketing, lockout, work-stoppage, or other material labor dispute and, to the Company’s Knowledge, no such strike, slow-down, picketing, lockout work stoppage or other material labor dispute is threatened against the Company or any Subsidiary. With respect to the employees of the Company or any of the Subsidiaries, during the Applicable Period there has been no mass layoff, plant closing, or shutdown that implicates the WARN Act. During the Applicable Period, the Company and the Subsidiaries have been in compliance in all material respects with all laws governing the employment of labor, including all contractual commitments and all such laws relating to wages, hours, affirmative action, collective bargaining, immigration, discrimination, civil rights safety and health, Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local law worker’s compensation and the collection and payment of withholding and/or Social Security Taxes and other similar Taxes. Except as set forth in Schedule 5.16(b), during the Applicable Period, there has been no labor or employment-related unfair labor practice charge or complaint, claim of discrimination or other Proceeding filed against the Company or any of the Subsidiaries, nor to the Company’s Knowledge has any such Proceeding been threatened. During the Applicable Period, all employees of the Company and any Subsidiary have been properly classified as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws.
5.17    Employee Benefit Plans.
(a)Schedule 5.17(a) contains a list of: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, change in control, stock option, retirement, pension, profit sharing, deferred compensation, retention, welfare, vacation, or equity-based incentive plans, contracts, programs, policies, funds or arrangements, and (iii) all other employee benefit or material fringe benefit plans, contracts, programs, policies, agreements, funds, or arrangements, in any case, in which any current or former employees, directors or contractors of the Company or the Subsidiaries are currently permitted to participate and that are sponsored or maintained by the Company or the Subsidiaries or with respect to which the Company or the Subsidiaries is required to make payments, transfers or contributions or has (or may have) any Liability (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans”, respectively), and such schedule identifies each Employee Plan that is self-insured.
(b)With respect to each Employee Plan, the Seller has made available to the Buyer accurate and complete copies, if applicable, of: (i) all current Employee Plan texts and agreements and related trust agreements, insurance or annuity contracts, or other current funding arrangements (including any amendments, modifications or supplements thereto) and descriptions of any unwritten Employee Plan; (ii) all current“summary plan descriptions” (within the meaning of Section 102 of ERISA), current certificates of coverage and material modifications thereto for the three (3) year period ending on the Closing Date that are not otherwise reflected in the current summary plan description that has been provided; (iii) if applicable, the Forms 5500 and annual report, including all schedules thereto, for the three (3) most recent plan years ending prior to the Closing Date; (iv) the most recent annual and periodic accounting of plan assets; (v) the compliance testing reports for each Employee Plan subject to testing for the three (3) most recent plan years ending prior to the Closing Date; (vi) most recent determination letter or National Office Opinion Letter received from the IRS; (vii) the most recent actuarial valuation; (viii) all current recordkeeping agreements, investment management agreements and other third party service provider agreements; (ix) all documents and correspondence relating to any correction under a government-sponsored correction program; and (x) all material communications with any Governmental Authority.
(c)Except as set forth in Schedule 5.17(c), each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties by any “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material Liability or excise tax under ERISA or the Code being imposed on the Company or the Subsidiaries.
(d)With respect to each Employee Plan, there are no funded benefit obligations for which contributions or premiums have not been made, paid or accrued when due, and all monies withheld from employee paychecks with respect to Employee Plans have been transferred to the appropriate Employee Plan within the time required under applicable Law, except as would not result in Liability to the Company. Except as set forth in Schedule 5.17(d), there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise noted on the Financial Statements. All contributions for any period ending on or before the Closing that are required to be made or reflected on the Financial Statements have been made or reflected on the Financial Statements. Neither the Company nor any Subsidiary has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. Neither the Company or any Subsidiary has or had an obligation to maintain, establish, sponsor, participate in or contribute to any Employee Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.
(e)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Employee Plan is so qualified or is operated under the terms of a pre-approved plan for which the provider of the plan has received an IRS opinion or advisory letter that the Employee Plan is so qualified and upon which the Employee Plan is entitled to rely.
(f)Except as set forth in Schedule 5.17(f), none of the Company or any member of the Controlled Group currently has or in the past six years has had an obligation to contribute to, or any other liability with respect to, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No Employee Plan is a “multiple employer plan” as defined in Section 4063 or 4064 of ERISA. Neither the Company nor any Subsidiary maintains or in the past six years has maintained, and is not required currently and in the past six years has not been required to contribute to or otherwise participate in, a “multiple employer welfare arrangement” as defined in Section 3(4) of ERISA or “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code. None of the Company or any member of the Controlled Group has entered into a transaction described in 4069 or 4212(c) of ERISA.
(g)With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state benefits continuation laws (“COBRA”), the Company and each member of the Controlled Group have complied in all material respects with the applicable continuation coverage requirements of COBRA. Except as set forth in Schedule 5.17(g), neither the Company nor any Subsidiary has an obligation to provide post retirement medical, life insurance or any other welfare benefits to any current or former employee, director or other service provider to the Company or any Subsidiary, or any dependent thereof, except as required under COBRA.

(h)There do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan.
(i)Each Employee Plan that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code is, and has been, in material compliance with, or exempt from, Section 409A of the Code and all applicable guidance promulgated thereunder. There is no Contract, agreement, plan or other arrangement to which the Company or its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes that may be imposed pursuant to Section 409A or Section 4999 of the Code.
(j)Neither the execution nor the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements will not (either alone or in connection with any other event): (i) except as set forth in Schedule 5.17(j), constitute an event under any Employee Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund or otherwise set aside or provide benefits with respect to any current or former employee, director or consultant of the Company or any of the Subsidiaries or (ii) result in any payment that would constitute an excess parachute payment under Code Section 280G that is not deductible by the Company or any Subsidiary and/or result in an excise tax pursuant to Code Section 4999 for any current or former service provider to the Company or any Subsidiary.

5.18    Environmental. Except as set forth in Schedule 5.18 or with respect to matters that have been fully resolved:
(a)The Company and the Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to the Business or respective use of the Real Property or any formerly owned, leased or operated property in the possession of the Company or a Subsidiary;
(b)To the Company’s Knowledge, there has been no Release of any Hazardous Material by the Company or the Subsidiaries at or under the Real Property or any other real property currently or formerly owned, operated or leased by the Company or the Subsidiaries;
(c)None of the Company or any of the Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law, (ii) received any written notice of any allegation, demand, complaint or claim of violation or Liability under any Environmental Law, (iii) been subject to or, to the Company’s Knowledge, threatened with any governmental enforcement action or Order with respect to any Environmental Law, or (iv) suffered or incurred any Loss pursuant to any violation under any Environmental Law, and, to the Company’s Knowledge, will not after Closing suffer or incur any Loss pursuant to any violation under any Environmental Law, as a result of the action or inaction of any Person;
(d)The Company and the Subsidiaries have obtained all Permits required under any Environmental Law by applicable Governmental Authorities for the conduct of the Business (as currently conducted);
(e)The Company and the Subsidiaries have not assumed by contract or provided an indemnity with respect to any material Liability of any other Person relating to Environmental Laws;
(f)The Company and the Subsidiaries have made available to the Buyer copies of all Environmental site assessments, compliance audits, asbestos surveys and soil or groundwater sampling results prepared during the Applicable Period with respect to the Real Property or any formerly owned, leased or operated property in the possession of the Company or a Subsidiary; and
(g)To the Company’s Knowledge, there are no underground or above ground storage tanks, surface impoundments, landfills, or Hazardous Material treatment units, located at the Real Property except as disclosed in documents made available to the Buyer and operated in compliance in all material respects with Environmental Law and all storage tanks on the Real Property which were previously removed from service have been closed in compliance with all Environmental Law.

5.19    Customers; Suppliers.

(a)Schedule 5.19(a) contains a list of the five largest customers of the Company and the Subsidiaries on a consolidated basis (based on the dollar amount invoiced to such customers) for the fiscal year ended June 30, 2016 and the ten-month period ending April 30, 2017 (the “Material Customers”) and the dollar amounts invoiced to such customers. Except as set forth in Schedule 5.19(a), none of the Company or any Subsidiary has received written notice that any Material Customer has terminated or is terminating its relationship with the Company or a Subsidiary.
(b)Schedule 5.19(b) contains a list of the five largest suppliers of the Company and the Subsidiaries on a consolidated basis (based on the dollar amount paid to such suppliers) for the fiscal year ended June 30, 2016 and the ten-month period ending April 30, 2017 (the “Material Suppliers”). Except as set forth in Schedule 5.19(b), none of the Company or any Subsidiary has received written notice that any Material Supplier has terminated or is terminating its relationship with the Company or a Subsidiary.

5.20    Inventories. Except as set forth in Schedule 5.20, the inventories (other than goods in transit) of the Company and the Subsidiaries are located at the Owned Real Property or the Leased Real Property. All items included in the inventories of the Company and the Subsidiaries consist of a quality and quantity that are usable and, with respect to finished goods, salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down in accordance with the Agreed Accounting Principles or for which reserves have been established in a manner consistent with the Agreed Accounting Principles.

5.21    Accounts Receivable. All trade accounts receivable reflected in the Interim Financial Statements and all accounts receivable that are reflected on the books of the Company and the Subsidiaries (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. Except as reflected in the Interim Financial Statements or on the books of the Company and the Subsidiaries, neither the Company nor any of the Subsidiaries has received written notice from or on behalf of any obligor of any such accounts receivable that such obligor is unwilling or unable to pay a material portion of such accounts receivable.

5.22    Related Party Transactions. Except as set forth in Schedule 5.22 (each a “Related Party Transaction”), the Rollover Agreements or with respect to any Employee Plan, none of the Company, the Subsidiaries or the Seller (a) currently has any interest (i) in any Person that is a customer, supplier or competitor of the Company or the Subsidiaries or (ii) in any material property or asset that is owned or used by the Company or the Subsidiaries in the conduct of their business, or (b) is a party to any Contract or commitment (other than intercompany agreements) or other arrangement or transaction (other than intercompany transactions) with the Company, the Subsidiaries or the Seller, or any director, officer, employee, trustee or beneficiary of the Company, the Subsidiaries, or the Seller.

5.23    Brokers. Except for R. W. Baird, no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.24    Product Liability.

(a)Since April 25, 2011, the products sold by or on behalf of the Company and the Subsidiaries in the conduct of the business of the Company and the Subsidiaries have been manufactured in conformity in all material respects with the applicable product specifications and warranties for such products.
(b)Schedule 5.24(b) sets forth a list of all material pending and unresolved claims against the Company or any of its Subsidiaries arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product designed, manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries.

5.25        No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES), NEITHER THE COMPANY, ANY SUBSIDIARY, THE SELLER, ANY AFFILIATE OF THE SELLER OR THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ANY SUBSIDIARY, THE SELLER, THE SHARES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, AND THE COMPANY AND THE SELLER HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY THE COMPANY, ANY SUBSIDIARY, THE SELLER, OR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, STOCKHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. THE COMPANY AND THE SELLER EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, STOCKHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY, ANY SUBSIDIARY OR THE SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES). THE COMPANY, THE SUBSIDIARIES, AND THE SELLER AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE COMPANY OR ANY OF THE SUBSIDIARIES.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof as follows.
6.1    Investor Representations. The Shares are being acquired solely for investment for the Buyer’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting a participation in, or otherwise distributing the same. The Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer understands that no public market now exists for the Shares and that neither the Seller or the Company has made any assurances that a public market will ever exist for the Shares. The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2    Existence and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the Buyer.

6.3    Validity and Enforceability. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.4    No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated herein or therein, nor compliance by the Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of the Buyer or, pursuant to any Contract or Permit to which it is a party or by which it or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to in Schedule 6.4(b), violate any Order or Law applicable to the Buyer or any of its properties or assets.
(b)Other than as set forth in Schedule 6.4(b), no consent is necessary for the consummation by the Buyer of the transactions contemplated in this Agreement.

6.5    Litigation. There is no Proceeding pending that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of the Buyer, threatened, against or affecting the Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay the Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.6    Brokers. No broker, finder or similar agent has been employed by or on behalf of the Buyer, and no Person with which the Buyer has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

6.7    Solvency. Assuming (a) that the representations and warranties of the Seller contained in this Agreement are true and correct in all material respects, (b) the satisfaction of the conditions to the Buyer’s obligation to consummate the transactions set forth herein, (c) the most recent financial forecasts relating to the Company and the Subsidiaries made available to the Buyer by the Seller or the Company or the Subsidiaries prior to the date of this Agreement have been prepared in good faith upon assumptions that were and continue to be reasonable, and (d) that immediately prior to the Closing, the Company and its Subsidiaries on a consolidated basis are solvent, immediately after giving effect to the transactions contemplated hereby, the Buyer and its subsidiaries (including the Company and the Subsidiaries) will be Solvent.

6.8    Independent Investigation; No Reliance. In connection with its investment decision, the Buyer and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiaries as desired by the Buyer. The Buyer acknowledges and agrees that the purchase of the Shares by the Buyer and the consummation of the transactions contemplated hereby by the Buyer are not done in reliance upon any representation or warranty by, or information from, the Seller, the Company, any Subsidiary or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and Buyer acknowledges and agrees that the Company and the Seller expressly disclaims any other representation and warranties. Such purchase and consummation are instead done entirely on the basis of the Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and the Subsidiaries, as well as those representations and warranties by the Company and the Seller, as applicable, specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules). The Buyer acknowledges and agrees that none of the Company or the Seller has made, and the Buyer is not relying on, any representations or warranties to the Buyer regarding the probable success or profitability of the Company, the Subsidiaries or their respective businesses. The Buyer further acknowledges that none of the Seller, the Company, the Subsidiaries nor any other

Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Subsidiaries, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Schedules), and none of the Seller, the Company, the Subsidiaries or any other Person will have or be subject to any Liability to the Buyer or any other Person resulting from the distribution to the Buyer or its representatives or the Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of the Company or the Subsidiaries relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to the Buyer or its representatives, or any other document or information in any form provided or made available to the Buyer or its representatives, including management presentations, in connection with the purchase and sale of the Shares and the transactions contemplated hereby.

ARTICLE VII
COVENANTS

7.1    Publicity. None of the Company, the Seller, the Buyer or their respective Affiliates will issue any public release or announcement about the transactions contemplated by this Agreement without the prior written consent of the other parties, except as may be required by applicable law or by any stock exchanges having jurisdiction over the Seller, the Buyer or their respective Affiliates (including by making a public announcement through issuance of a press release or other reasonable means); provided, however, that such prior approval will not be required for press releases issued or filings made by the Buyer and/or its Affiliates at or after the Closing, consistent with the Buyer’s, or its Affiliates’ past practices. Notwithstanding the foregoing, after the Closing, Wellspring may disclose limited financial information of the Company and the Subsidiaries relating to their pre-Closing operations as well as purchase price (including cash on cash returns and internal rates of return) and other terms and conditions related to this transaction to existing and potential investors of Wellspring or existing and potential investors of subsequent funds of Wellspring and their representatives that are subject to customary confidentiality restrictions.

7.2    Records. With respect to the financial books and records and minute books of the Company and the Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of five years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller, and (b) where there is legitimate purpose, including an audit, assessment or reassessment of the Seller by the IRS or any other Taxing Authority or an indemnification claim by the Buyer pursuant to Article X hereof, the Buyer shall, upon reasonable request and upon reasonable notice, make such books and records available to the Seller and its representatives during regular business hours. Notwithstanding the foregoing, such books, records or documents may be destroyed prior to the fifth anniversary of the Closing Date by Buyer or any of its Subsidiaries, provided that the Seller is provided with written notice and a reasonable opportunity to obtain copies thereof.

7.3    Indemnification; Directors’ and Officers’ Insurance.
(a)For six years after the Closing Date, the Buyer shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, managers, officers and employees of the Company and the Subsidiaries to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company and the Subsidiaries pursuant to the Company’s and Subsidiaries’ certificates of incorporation and bylaws or similar organizational documents and indemnification agreements, if any, in existence on the date hereof with any such directors, managers, officers and employees for acts or omissions occurring at or prior to the Closing Date.
(b)The Buyer shall purchase and, for six years after the Closing Date, maintain in effect “tail” insurance policies in respect of existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (the “Existing Policies”) covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Company’s or the Subsidiaries’ comparable insurance policies on terms with respect to such coverage and amount no less favorable to the insured than those of such current insurance coverages; provided, however, that neither Buyer nor the Company shall be required to pay more than 250% of the Existing Policies’

existing annual insurance premium in order to obtain such policy (which existing annual insurance amount the Seller and the Company represents and warrants is as set forth in Schedule 5.12). Prior to the Closing Date, the Buyer shall deliver to the Seller reasonable evidence of the continuation as aforesaid of such insurance coverages.
(c)The provisions of this Section 7.3 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

7.4    [Intentionally Omitted].

7.5    Employee Matters.
(a)For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (the “Continuation Period”), Buyer shall, or shall cause the Company or a Subsidiary to provide to those individuals who are employed by the Company or a Subsidiary immediately prior to the Closing and who remain employed by the Company or a Subsidiary following the Closing (collectively, the “Company Employees” and each, a “Company Employee”): (i) base compensation and annual incentive bonus opportunities in the aggregate that are materially consistent than the base compensation and annual incentive bonus opportunities in the aggregate provided to such Company Employee immediately prior to the Closing, and (ii) employee benefits that are materially consistent with those employee benefits provided to such Company Employees immediately prior to the Closing; provided that the foregoing obligations will only apply to a Company Employee for as long as such Company Employee remains employed with the Company or any Subsidiary during the Continuation Period.
(b)Buyer shall, or shall cause the Company or a Subsidiary to, recognize each Company Employee’s service with the Company and the Subsidiaries and their respective predecessors as of the Closing as service with Buyer or its subsidiaries or Affiliates, as applicable, for purposes of eligibility to participate, vesting and determination of benefit amounts (other than benefit accrual under any defined benefit plans) under any employee benefit plan, program, policy or arrangement of Buyer, the Company or any of their subsidiaries or Affiliates in which such Company Employee will be entitled to participate on and after the Closing to the same extent such service was recognized by the Company or the Subsidiaries immediately prior to the Closing under the comparable Employee Plan; provided that such recognition of service does not result in duplication of benefits.
(c)In the event that coverage of a Company Employee under any Employee Plan that is a welfare plan terminates following the Closing and during the same Employee Plan year that includes the Closing or the immediately subsequent Employee Plan year and such Covered Employee becomes eligible to participate in an employee benefit plan, program, policy or arrangement of Buyer or any of its Subsidiaries or Affiliates that provides the same type of benefits (each, a “Buyer Plan”), Buyer shall, or shall cause the Company or a Subsidiary to use commercially reasonable efforts to: (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee (and any eligible dependents thereof) in respect of such Buyer Plan, to the same extent such limitations would have been waived or satisfied under the Employee Plan such Covered Employee participated in prior to coverage under such Buyer Plan, and (ii) for purposes of satisfying any applicable deductible or out-of-pocket requirements under such Buyer Plan, provide such Covered Employee with credit for any copayments, coinsurance and deductibles paid under the Employee Plan prior to such Covered Employee’s coverage under such Buyer Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Employee Plan such Covered Employee participated in prior to coverage under such Buyer Plan.
(d)From and after the Closing Date, Buyer shall, and shall cause the Company and the Subsidiaries to, honor all employment, and change of control agreements of the Company and the Subsidiaries, in accordance with the terms thereof; provided that nothing herein shall prohibit the Buyer, the Company or the Subsidiaries from amending or terminating any such agreement or plan to the extent permitted under the terms thereof.

(e)The Buyer and the “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all current and former employees of the Company and the Subsidiaries and “qualified beneficiaries” of such current and former employees for whom a “qualifying event” occurs before, on or after the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” will have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.
(f)No provision in this Section 7.5 will: (i) create any third-party beneficiary or other rights in any current or former employee (including any beneficiary or dependent thereof) of the Company, the Subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute the establishment or amendment to any employee benefit plan sponsored or maintained by the Buyer, the Company or any of their respective Affiliates (including the Employee Plans), (iv) alter or limit the Buyer’s, the Company’s or the Subsidiaries’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement (including the Employee Plans), or (v) confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(g)The Seller has previously provided to the Buyer a list of all persons whose employment with the Company, the Subsidiaries or with any affiliate of the Seller (and who provided services at the same location as any employee of the Company or any Subsidiary) terminated in the 90 day period prior to the Closing (and including the Closing Date) and an indication of whether the termination was voluntary or involuntary. For the 91-day (inclusive) period immediately following the Closing Date, the Buyer shall not, and shall cause any successor or permitted assign not to, cause or permit to be implemented any plant closing, mass layoff or other termination (whether actual or constructive) of employees which, either alone or in the aggregate (with each other and/or any plant closing, mass layoff, or other termination of employees occurring on or prior to the Closing Date), could create any Liability for the Seller under the WARN Act or similar applicable Law.

7.6    Non-Disclosure of Confidential Information. the Seller acknowledges that following the Closing Date the Seller shall not, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, disclose any Confidential Information to anyone other than to the Seller’s representatives (including, without limitation, its attorneys, accountants, consultants, bankers and financial advisors), the representatives of the Buyer or in the interest and benefit of the Company and the Subsidiaries in connection with services provided by the Seller to the Company and the Subsidiaries or the Buyer post-Closing (except for any such Confidential Information that is required to be disclosed by a Seller in connection with any Proceeding or pursuant to any Law or Order, and then only after the Seller has given written notice to the Buyer of the intention so to disclose such Confidential Information and has given the Buyer a reasonable opportunity to contest the need for such disclosure, and the Seller shall cooperate with the Buyer, at the Buyer’s expense, in connection with any such contest); provided the Seller shall not disclose any Confidential Information that is a trade secret to any third party until the later of (i) the fifth anniversary of the Closing Date and (ii) such time as such Confidential Information is no longer a trade secret.

7.7    R&W Insurance Policy. Attached hereto as Exhibit D is a representation and warranty insurance policy, which has been bound as of the date hereof naming the Buyer as the named insured and covering the representations and warranties of set forth in this Agreement (the “R&W Insurance Policy”). The Buyer has included in the R&W Insurance Policy provisions that (a) the insurer has no subrogation rights, and will not pursue any claim against the Seller or any Rollover Stockholder except for Fraud and (b) the Seller and each Rollover Stockholder is a third party beneficiary of the insurer’s promise to not pursue any claim against the Seller or any Rollover Stockholder except for Fraud. The Buyer shall not modify the limitations on subrogation against the Seller or any Rollover Stockholder in the R&W Insurance Policy without the Seller’s or each of the Rollover Stockholder’s, as applicable, express written consent, not to be unreasonably withheld, conditioned or delayed. Prior to the Closing, the Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance

Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s brokers, taxes related to such policy and other fees and expenses of such policy. The Seller shall use commercially reasonable efforts to assist and cooperate with Buyer in connection with any claim by the Buyer under, or recovery by the Buyer with respect to, the R&W Insurance Policy.

ARTICLE VIII
[INTENTIONALLY OMITTED]

ARTICLE IX
[INTENTIONALLY OMITTED]

ARTICLE X
SURVIVAL; REMEDIES

10.1    Survival.
(a)All of the representations and warranties contained in this Agreement terminate and are of no further force and effect on the date that is 12 months after the Closing Date (the “Cut-Off Date”).
(b)The covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing will survive in accordance with their terms (such covenants and agreements that survive the Closing, the “Indemnified Covenants”).
(c)The Seller’s indemnification obligations under Section 10.2(a)(iii) will survive the Closing until 11:59 p.m. on the Cut-Off Date.
(d)If any Claims Notice is given in good faith in accordance with the terms of Section 10.4 on or prior to 11:59 p.m. on the Cut-Off Date in respect of a breach of a representation or warranty or a claim under Section 10.2(a)(iii), then the claims specifically set forth in the Claims Notice will survive until such time as such claim is finally resolved.
(e)Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 10.1 will not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

10.2    Indemnification by the Seller; Indemnification by the Buyer.
(a)Subject to the limitations set forth herein, from and after the Closing Date, the Seller and each Rollover Stockholder, severally and not jointly, in proportion to their respective Pro Rata Percentages, shall indemnify, reimburse, defend and hold harmless, the Buyer, its Affiliates and their respective officers, directors, employees, shareholders, partners, and members, including the Company (each, a “Buyer Indemnitee”) as applicable and subject to Section 10.3, from and against any and all Losses resulting out of, arising from or incurred with respect to any (i) breach of or inaccuracy in any representation and warranty of the Seller or the Company contained in Article IV or Article V, respectively, (ii) breach of any Indemnified Covenant made by the Seller (provided, that, only the Seller (and no Rollover Stockholder) will be liable for any indemnification pursuant to this Section 10.2(a)(ii))),, and (iii) any Taxes: (A) of the Company or any Subsidiary for any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date, as determined under Section 11.7), (B) that the Company or any Subsidiary is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable Law) as a result of being a member of (or leaving) a consolidated, combined or unitary Tax group on or before the Closing Date, and (C) of another Person imposed on the Company or any Subsidiary as a transferee or successor or by contract or otherwise (other than any Commercial Non-Tax Agreement), which Taxes relate to an event or transaction occurring before the Closing, except in the case of sub-clause (A), (B), and (C), to the extent any such Taxes were taken into account in the calculation of Net Working Capital.
(b)Subject to the limitations set forth herein, from and after the Closing Date, the Buyer shall indemnify and hold harmless, the Seller, its Affiliates and their respective officers, directors, employees, shareholders, partners and members (including the Rollover Stockholders) (each, a “Seller Indemnitee,” and together with the Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any and all Losses arising from any (i) breach of any representation and warranty of the Buyer contained in Article VI and (ii) the breach of any Indemnified Covenant made by the Buyer, and after the Closing, the Company and any Subsidiary, in this Agreement.
(c)For purposes of determining whether a breach of a representation, warranty, covenant or agreement has occurred (except with respect to Sections 5.5(b) and (c) and 5.11), and for purposes of computing any Losses under this Article X with respect to any representation, warranty, covenant or agreement and each schedule and exhibit hereto that is qualified as to materiality by use of the terms “material”, “in all material respects,” “Material Adverse Effect” or words of substantially equivalent meaning which have the effect of making any such representation or warranty less likely to be breached, such terms will be disregarded in their entirety and will not be given any effect (as if such word or words were deleted from such representation and warranty) and the amount of the Losses will be the entire Losses arising by reason of the breach of such representation, warranty, covenant or agreement or schedule or exhibit hereto and not merely the amount of such Losses in excess of the minimum amount that would result in such representation, warranty, covenant or agreement being breached, subject in all cases to the limitations set forth in this Article X.
(d)Notwithstanding any provision of this Agreement to the contrary, to the extent any Rollover Stockholder has any indemnification obligations under this Agreement, such obligations will be satisfied through (i) such Rollover Stockholder's Pro Rata Percentage of the Indemnity Escrow and (ii) the cancellation of Buyer common stock pursuant to Rollover Agreements except as expressly provided in Section 4.4 and 4.5 of the Rollover Agreement. No Rollover Stockholder will have any obligation to pay any cash in connection with this Agreement.

10.3    Limitations on Indemnification.
(a)The maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnitees pursuant to Section 10.2(a) will be the Indemnity Escrow Amount (the “Cap”) and all indemnifiable Losses pursuant to Section 10.2(a) will be satisfied solely and exclusively from the then remaining Indemnity Escrow Fund, except with respect to indemnifiable Losses in respect of the Specified Representations and any claim under Section 10.2(a)(iii) to the extent provided in following sentences of this Section 10.3(a). With respect to any Losses in respect of Specified Representations and any claim under Section 10.2(a)(iii) that the R&W Insurer has not (i) excluded from the coverage provided under the R&W Policy and/or (ii) denied coverage under the R&W Insurance Policy for such claim, will be paid solely and exclusively as follows: (A) first, from the Indemnity Escrow Fund until the Indemnity Escrow Fund is exhausted, (B) second, from the R&W Insurance Policy, and (C) third, to the extent any such amounts are not recovered under clauses (A) and (B), the Buyer may recover the amount of such excess from the Seller and each Rollover Stockholder, on a several and not joint basis, in accordance with the Pro Rata Percentages and pursuant to the Rollover Agreements; provided, that, notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnities pursuant to clause (C) of this Section 10.3(a) will be $7,590,000 (the “Overall Cap”); provided, further, that if the R&W Insurer denies any part of a claim for any reason, then solely with respect to the other parts of such claim in respect of which coverage is not denied, the Buyer will be entitled to recover the amount of such excess (subject to the Overall Cap) from the Seller and the Rollover Stockholders pursuant to clause (C) of this Section 10.3(a). For the avoidance of doubt, any Specified Representations that the R&W Insurer (x) excludes from the coverage provided under the R&W Policy and/or (y) denies (solely with respect to the part of any claim that is denied) coverage under the R&W Insurance Policy for a claim will be subject to the Cap (and not the Overall Cap).
(b)Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses will be asserted by the Buyer Indemnitees under Article X unless the aggregate amount of Losses that would otherwise be payable under Section 10.2(a) exceeds an amount equal to 0.75% of the Enterprise Value (the “Deductible”), whereupon the Buyer Indemnitees will be entitled to receive only amounts for

Losses in excess of the Deductible, in which case, the Buyer Indemnitee will be entitled to indemnification for the amount of such Losses up to the Cap or the Overall Cap, if applicable.
(c)Each Indemnitee under this Article X shall use its commercially reasonable efforts to mitigate any Losses which form the basis of an indemnification claim hereunder.
(d)No Party will be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other Party on or prior to the Closing, (ii) any Losses actually included dollar for dollar in the Final Adjustment set forth in Section 2.3 (with the intent of this provision to merely be to avoid “double counting” and not to limit any right to recover for Loss that arises out of or results from any breach in excess of the amount of such Loss that adjusts the Purchase Price and is recovered pursuant to the Purchase Price adjustment set forth in Section 2.3), or (iii) for any Losses for which a Claims Notice was not duly delivered prior to the Cut-Off Date.
(e)Any Loss under this Agreement will be determined without duplication of net amounts actually recovered dollar for dollar by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement (with the intent of this provision to merely be to avoid “double counting” and not to limit any right to recover for Loss that arises out of or results from any breach in excess of the amount of such Loss recovered pursuant to any other representation, warranty, covenant or agreement).
(f)The provisions of this Section 10.3 (including with respect to the Cap, the Overall Cap and the Deductible) are not applicable to, and will not in any way limit, claims under the R&W Insurance Policy, except as and to the extent expressly set forth in the R&W Insurance Policy.

10.4    Indemnification Claim Process.
(a)All claims for indemnification by an Indemnitee against the party from which indemnification is sought under this Article X (each referred to as an “Indemnitor”), other than claims for indemnification of Taxes which will be governed exclusively by Section 11.3, must be asserted and resolved in accordance with Sections 10.4 and 10.5.
(b)If a Buyer Indemnitee intends to seek indemnification pursuant to this Article X, the Buyer Indemnitee shall promptly notify the Seller in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (a “Claims Notice”). Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Buyer Indemnitee, except to the extent the defense of such claim is materially prejudiced by the Buyer Indemnitee’s failure to give such notice.
(c)If a Seller Indemnitee intends to seek indemnification pursuant to this Article X, the Seller shall promptly deliver a Claims Notice to the Buyer. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Seller Indemnitee, except to the extent the defense of such claim is materially prejudiced by the Seller Indemnitee’s failure to give such notice.
(d)The Indemnitor will have 30 days from the date on which the Indemnitor received a Claims Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of a claim involving a third party (such claim a “Third Party Claim”) and any litigation resulting therefrom with counsel of its choice reasonably acceptable to the Indemnitee. If the Indemnitor assumes the defense of such claim in accordance herewith: (i) the Indemnitee may retain separate co-counsel at the Indemnitee’s sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor will control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money by the Indemnitor, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives a full and unconditional release with respect to such Third Party Claim. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third

Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(e)If (i) the Indemnitor does not assume the defense of such Third Party Claim within 30 days of receipt of the Claims Notice, (ii) an Indemnitee determines in good faith that there is a reasonable possibility that an adverse determination with respect to the proceeding giving rise to such claim for indemnification would be materially detrimental to the Indemnitee’s current business or future business prospects (including without limitation the fact that such Third Party Claim involves any of the employees, customers, suppliers, or any other Persons having beneficial relationships with the Company or the Subsidiaries), (iii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation, investigation or any other matter involving a Governmental Authority, (iv) the claim seeks an injunction or equitable relief against the Indemnitee, or (v) under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between the Indemnifying Party, on the one hand, and an Indemnitee, on the other hand, the Indemnitee will be entitled to assume such defense, at Indemnitor’s sole cost and expense with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Article X, upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) will have the right to participate in the defense of the Third Party Claim at its sole cost and expense, (ii) may at any time thereafter assume defense of the Third Party Claim, and the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim, and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(f)The Buyer Indemnitee shall, and shall cause the Company and the Subsidiaries to, provide reasonable cooperation with the Seller or any of its representatives in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Article X that the Seller has elected to control, including by providing the Seller and its representatives with reasonable access to books, records, employees and officers (including as witnesses) of the Company and the Subsidiaries.
(g)Notwithstanding anything to the contrary in this Section 10.4, the control of the defense of any Third Party Claim for which the Buyer Indemnitees may seek recovery under the R&W Insurance Policy will be subject to the provisions thereof.

10.5    Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice must state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation must include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

10.6    Exclusive Remedy.
(a)Except as set forth in this Article X and for a cause of action (i) against the Seller in order to obtain an injunction or to prevent or specifically enforce the Post-Closing Covenants against the Seller, (ii) under Section 2.3 to enforce any decision or determination of the Arbitration Firm only, or (iii) for Fraud (clauses (i) through (iii) under this Section 10.6(a) are collectively referred to as the “Non-Released Claims”), from and after the Closing, the Buyer shall not, and shall cause its Affiliates and its and their respective directors, managers, members, partners, stockholders, officers and employees (collectively, the

“Buyer Parties” and each a “Buyer Party”) to not, file any claim related to this Agreement or any of the Ancillary Agreements. In furtherance of the foregoing and except with respect to the Non-Released Claims, the Buyer, for itself and for each Buyer Party, hereby expressly waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller or any of its Affiliates and each of their and their respective Affiliates’ directors, managers, members, partners, stockholders, officers and employees relating, whether directly or indirectly, to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any Environmental Law (including all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §601 et seq. and other Environmental Laws).
(b)The Indemnity Escrow Amount and any interest accrued thereon (collectively, the “Indemnity Escrow Fund”) will be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement. The Indemnity Escrow Fund will be held until the earlier of (i) the exhaustion of the Indemnity Escrow Fund or (ii) the Cut-Off Date. Any portion of the Indemnity Escrow Fund remaining on the day following the Cut-Off Date, less the sum of the aggregate amount, if any, claimed by the Buyer Indemnitees under Section 10.2(a) pursuant to claims (such claims, the “Outstanding Claims”) properly made against the Indemnity Escrow Fund in accordance with this Article X and not fully resolved prior to the Cut-Off Date (such amount of the retained Indemnity Escrow Fund, as it may be further reduced after the Cut-Off Date by distributions to the Seller and the Buyer as set forth below and by recoveries by the Buyer Indemnitees pursuant to Section 10.2(a) and the Escrow Agreement, the “Retained Indemnity Escrow Amount”). In the event and to the extent that, after the Cut-Off Date, any Outstanding Claim made by any Buyer Indemnitee pursuant to Section 10.2(a) is resolved: (A) the Seller and Buyer shall instruct the Escrow Agent to promptly release from the Indemnity Escrow Fund to the accounts designated by the Seller and the Buyer in writing an amount equal to the Retained Indemnity Escrow Amount equal to any amount of the Outstanding Claim resolved against such Buyer Indemnitee and 98.698208% of such amount shall be distributed to Seller and 1.301792% of such amount shall be distributed to Buyer and (B) the Seller and the Buyer shall instruct the Escrow Agent to promptly release from the Indemnity Escrow Fund to the Buyer an aggregate amount of the Retained Indemnity Escrow Amount equal to any amount of the Outstanding Claim resolved in favor of such Buyer Indemnitee.
(c)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or any Ancillary Agreement will affect the ability of the Buyer to make any claim under the R&W Insurance Policy.

10.7    Calculation of Losses; Limitations.
(a)Except for amounts recovered under the R&W Insurance Policy, the amount of any Loss for which indemnification is provided under this Article X will be net of any amounts actually recovered by any Indemnitee under insurance policies, from third parties or otherwise (net of any reasonable out-of-pocket costs including the expenses of recovery of such amounts, including, without limitation, with respect to insurance policies, the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Losses) with respect to such Loss, and will be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee in the form of a refund or other reduction of Taxes for the year in which such Loss was incurred or in the immediately succeeding year arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee will be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

10.8    Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement will be treated by all parties hereto as an adjustment to the Purchase

Price for all federal, state, local and foreign Tax purposes, and the parties hereto shall file their Tax Returns accordingly.

10.9    No Right of Contribution. The Seller shall not have any right of contribution against the Company or any of the Subsidiaries with respect to any breach by the Seller or the Company of any of their express representations, warranties, covenants or agreements set forth in this Agreement.

10.10    Guarantee. Wellspring hereby absolutely, unconditionally and irrevocably guarantees to the Buyer, the due and punctual payment of any payment obligations of Seller that may arise under this Article X with respect to the Overall Cap, up to an amount equal to the Overall Cap multiplied by the Seller’s Pro Rata Percentage.

ARTICLE XI
TAX MATTERS

11.1    Tax Returns. The Buyer shall prepare and file or cause to be prepared and filed all Tax Returns of the Company and the Subsidiaries for any Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date (the “Buyer Prepared Tax Returns”). Such Buyer Prepared Tax Returns will be prepared in a manner consistent with past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law. At least 15 days prior to the due date of any Buyer Prepared Tax Return related to Tax for a Pre-Closing Tax Period, the Buyer shall provide to the Seller for review and comment, drafts of all such Buyer Prepared Tax Returns. The Buyer shall make any change reasonably requested by the Seller to such draft Tax Returns. The Buyer shall cause the Company and its Subsidiaries to timely file such Buyer Prepared Tax Returns as revised to reflect the Seller’s reasonable comments.

11.2    Cooperation; Audits.
(a)In connection with the preparation of Tax Returns, audit examinations, inquiries, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or the Subsidiaries for all Pre-Closing Tax Periods (including Straddle Periods), the Buyer and its Affiliates, on the one hand, and the Seller, on the other hand, shall use commercially reasonable efforts to cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of such Taxes, and giving the other party timely written notice of and responding to any inquiries, audits or similar proceedings by any Taxing Authority relating to Taxes with respect to the Company and the Subsidiaries (the “Tax Claims”). The Buyer shall and shall cause the Company and the Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) prior to transferring, destroying or discarding any such books and records, give the Seller reasonable notice and allow the Seller to take possession of such books and records.
(b)The Buyer and the Seller shall, upon the other’s request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

11.3    Controversies.
(a)With respect to Tax Claims relating to Taxes reflected on any Buyer Prepared Tax Return, the Buyer will control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel); provided, that, with respect to any such Tax Claim that could create an indemnification obligation of the Seller, increase the Seller’s (including equity holders of Seller) liability for Taxes or reduce a Tax refund or credit to which the Seller is entitled pursuant to Section 11.6, (i) the

Seller will have the right to participate in such proceedings (at its own expense), including the right to comment before any written materials are submitted in connection with such Tax Claim, (ii) the Buyer shall keep the Seller reasonably informed of the conduct of any such Tax Claim, (iii) the Buyer shall consult with the Seller in good faith before taking any significant action with respect to such Tax Claim, and (iv) the Buyer shall not settle such Tax Claim without the Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

11.4    Amendment of Tax Returns; Buyer Tax Act.
(a)Neither the Buyer nor any of its Affiliates may amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Company or the Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)Buyer will not, and will not permit any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, without the consent of Seller, which in the case of clause (iii) below shall not be unreasonably withheld conditioned or delayed (with such reasonableness determined based upon what would have been reasonable for Seller to have done had it continued to own the Company): (i) take (or cause to be taken) any action outside of the ordinary course of business following the Closing on the Closing Date (other than any transactions specifically contemplated by this Agreement) that could create an indemnification obligation of the Seller under this Agreement, increase the Seller’s (including equity holders of Seller) liability for Taxes or reduce a Tax refund or credit to which the Seller is entitled pursuant to Section 11.6, (ii) make any Tax election (including pursuant to Section 338(g) of the Code) or enter into any transaction that is effective for Tax purposes on or before the Closing Date (other than any action pursuant to, or contemplated by, this Agreement) that could create an indemnification obligation of the Seller under this Agreement , increase the Seller’s (including equity holders of Seller) liability for Taxes or reduce a Tax refund or credit to which the Seller is entitled pursuant to Section 11.6, or (iii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company or any of its Subsidiaries that were originally due on or before the Closing Date if such action could create an indemnification obligation of the Seller under this Agreement, increase the Seller’s (including equity holders of Seller) liability for Taxes or reduce a Tax refund or credit to which the Seller is entitled pursuant to Section 11.6; provided, however, that this clause (iii) will not in any way limit Buyer and its Affiliates’ ability to file any Tax Returns for periods ending after the Closing Date.

11.5    Certain Taxes. All transfer, conveyance, documentary, sales, use, stamp, registration, recording and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne by the Buyer, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law. If a Tax Return for Transfer Taxes is required to be filed by a party other than the Buyer, the Buyer shall pay over such Transfer Tax amount to the filing party at least five days prior to the due date for such Tax Return. The Buyer and the Seller shall cooperate and join in the execution of any such Tax Return or other documentation related to Transfer Taxes required to be filed under applicable Law.

11.6    Refunds or Credits. The Buyer shall pay to the Seller 98.698208% and contribute to Company 1.301792% of any Tax refunds or credits in lieu of Tax refunds (to the extent such Tax refunds or credits were not included as an asset in Net Working Capital and to the extent any such credits are not applied to reduce the Taxes of the Company or any of the Subsidiaries in any Pre-Closing Tax Period), including interest paid therewith from the applicable Taxing Authority (net of any Taxes thereon and reasonable out-of-pocket costs and expenses of the Buyer, the Company, or the Subsidiaries) in respect of Taxes paid by the Company or any Subsidiary with respect to any Pre-Closing Tax Period; provided, however, that such Persons will not be entitled to any Tax refunds or credits attributable to carrybacks from periods beginning after the Closing Date. The Buyer shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with the Seller to obtain Tax refunds or credits in lieu of Tax refunds that are described by the immediately preceding sentence. The Buyer shall pay to the Seller and contribute to Company the amount of any such refund or credit within 10 days after receipt or utilization thereof; provided, however, the Buyer will not be required to make any payment to the Seller and the Company under this Section

11.6 with respect to such Tax refund or credit to the extent that the amount of such payment is in excess of the maximum amount of Taxes for which the Seller and the Rollover Stockholders could be required to indemnify the Buyer Indemnitees at such time taking into account the limitations in Article X, regardless of whether a claim for indemnification has been made by Buyer Indemnitees as of such time. To the extent permitted by applicable Law, the Buyer shall request (and shall cause the Company and the Subsidiaries to request) a Tax refund in cash rather than a credit against future Tax liabilities. In the event any previously referenced refund or credit is subsequently disallowed by an applicable Governmental Authority, the Seller shall promptly reimburse Buyer for the amount (up to the amount actually paid to the Seller pursuant to this Section 11.6) of such disallowed refund or credit up to a period ending on the 12 month anniversary of the Closing Date. For the avoidance of doubt, the Seller and the Rollover Stockholders will not be entitled to any payment or other compensation for any reduction in Taxes payable with respect to any Tax year (or portion thereof) commencing after the Closing Date that is attributable to the carry-forward and application of any losses, deductions, credits or other Tax attributes from a Pre-Closing Tax Period.

11.7    Straddle Period Calculations. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll of the Company or any Subsidiary for the portion of a Straddle Period ending on the Closing Date will be determined based on an interim closing of the books on the Closing Date (assuming a similar interim closing of the books of any pass-through entity in which the Company or any Subsidiary owns an interest and that the tax year of such pass-through entity ended on the Closing Date), and the amount of any other Taxes of the Company or any Subsidiary for the portion of such Straddle Period that ends on the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.8    Treatment as Purchase Price Adjustment. For Tax purposes, the parties hereto agree to treat all payments made pursuant to Section 11.6 as adjustments to the Purchase Price unless otherwise required by applicable Law.

ARTICLE XII
MISCELLANEOUS

12.1    [Intentionally Omitted].

12.2    Expenses. Except as expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses.

12.3    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by the Buyer or the Company, without the prior written consent of the Seller or (b) by the Seller, without the prior written consent of the Buyer. Any attempted assignment in contravention of this Section 12.3 will be void ab initio. Notwithstanding the foregoing, after the Closing, the Buyer may assign all of its rights to payment under this Agreement for collateral security purposes to any lender providing financing to the Buyer, but no such assignment will relieve the Buyer of any Liability or obligation hereunder.

12.4    Third-Party Beneficiaries. Nothing in this Agreement is intended or may be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, except in the event the Closing occurs, (a) the present and former directors, managers and officers of the Company and the Subsidiaries (and their heirs, executors, administrator and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.3, (b) Jones Day is an intended third-party beneficiary of Section 12.18, and (c) the Rollover Stockholders are intended third-party beneficiaries of the provisions of this Agreement applicable to them (including the limitations on liability contained herein).

12.5    Further Assurances. Following the Closing Date, the parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

12.6    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by facsimile transmission (electronically confirmed), (b) electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Buyer or, after the Closing, to the Company:
Compass Group Management LLC
301 Riverside Avenue, 2nd Floor
Westport, CT 06880
Fax: 203-221-8253
Attention: David Swanson
Carrie W. Ryan
E-mail: dswanson@compassequity.com
cryan@compassequity.com

with a copy to (which does not constitute notice):
Holland & Knight LLP
One Stamford Plaza
263 Tresser Blvd., Suite 1400
Stamford, CT 06901
Attention: Evan S. Seideman
E-mail: Evan.Seideman@hklaw.com

If to the Seller:
c/o Wellspring Capital Management LLC
390 Park Avenue
New York, NY 10022
Attention: Alex Carles, Managing Partner; Sarah A. Mudho, General Counsel;
Fax: (212) 318-9830; (646) 839-2831
E-mail: acarles@wellspringcapital.com; smudho@wellspringcapital.com with a copy to (which will not constitute notice):
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Denise A. Carkhuff
Fax: (216) 579-0212
E-mail: dcarkhuff@jonesday.com
or to such other address with respect to a party as such party notifies the other in writing as above provided. Each such notice or communication will be effective (i) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (ii) if given by electronic mail, when electronic evidence of receipt is received, or (iii) if given by any other means specified in the first sentence of this Section 12.6, upon delivery or refusal of delivery at the address specified in this Section 12.6.

12.7    Complete Agreement. This Agreement, the Distribution Agreement, the Rollover Agreements, and the schedules and exhibits hereto and the other documents delivered by the parties hereto in connection herewith (including the Ancillary Agreements), together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

12.8    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.9    Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller and the Buyer. Notwithstanding the foregoing, no amendment or waiver shall adversely affect or alter the rights or obligations of a Rollover Stockholder without the consent of such stockholder, such consent not to be unreasonably withheld, conditioned or delayed.

12.10    Waiver. At any time, the Seller and the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Seller, if the Seller is making the waiver, or the Buyer, if the Buyer is making the waiver. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.11    Governing Law; Consent to Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. All legal proceedings arising out of or relating to this Agreement are to be heard and determined exclusively in any federal court sitting in the State of Delaware; provided, however, that if such federal court does not have jurisdiction over such legal proceeding, such legal proceeding will be heard and determined exclusively in any Court of Chancery of the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal court or Court of Chancery sitting in the State of Delaware for the purpose of any legal proceeding arising out of or relating to this Agreement brought by any party hereto, (b) agree that service of process will be validly effected by sending notice in accordance with Section 12.6, and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such legal proceeding, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that the legal proceeding is brought in an inconvenient forum, that the venue of the legal proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement, may not be enforced in or by any of the above-named courts. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT, HE OR SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH.

12.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties hereto need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person.

12.14    Enforcement of Agreement. The parties hereto agree that (a) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the parties hereto were not performed in accordance with their specific terms or were otherwise breached and (b) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that the parties hereto will be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 12.11 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

12.15    Release. Other than as expressly set forth in this Agreement or in the Ancillary Agreements, including any rights of Seller under this Agreement or in any Ancillary Agreement, the Seller hereby releases the Company and the Subsidiaries (the “Releasees”), effective as of the Closing, from any and all claims, demands and causes of action in its capacity as a stockholder of the Company, whether known or unknown, liquidated or contingent, to the extent based upon or arising out of the dealings among the Seller, on the one hand, and the Company or a Subsidiary, on the other hand, prior to the Closing Date (collectively, the “Released Claims”). The Seller represents and warrants that there has not been any assignment or other transfer of any interest in any claim that the Seller may have against the Releasees. The Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Seller acknowledges that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, the Seller hereby waives, effective as of the Closing Date, any such provision (subject to the limitations herein). The Seller agrees that it shall not directly or indirectly cause any of its Affiliates to (a) institute a lawsuit or other legal proceeding to the extent based upon, arising out of, or relating to any of the Released Claims, or (b) participate, assist, or cooperate in any such proceeding, except, in each case, as otherwise required by applicable Law.

12.16    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that nothing herein will limit the rights and remedies of the parties thereto under the Ancillary Agreements. Without limiting the rights of the rights and remedies of the parties thereto under the Ancillary Agreements, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney, advisor or representative or Affiliate of any of the foregoing will have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Seller or the Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.17    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement will be deemed to be followed by the words “without limitation.” The word “days” in this Agreement refers to calendar days. If an act has to be performed or notice given on a day that is not a Business Day, such act or notice must be performed or given on the following Business Day. When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein or in the Schedules, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. The parties intend that each representation, warranty and covenant contained herein will have independent significance.

12.18    Conflict of Interest. If the Seller so desires, and without the need for any consent or waiver by the Company or the Buyer, Jones Day is permitted to represent the Seller after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Jones Day is permitted to represent the Seller, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Buyer, the Company, any Subsidiary or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company and the Subsidiaries will cease to have any attorney-client relationship with Jones Day, unless and to the extent Jones Day is specifically engaged in writing by the Company or any Subsidiary to represent the Company or any Subsidiary after the Closing and either (a) such engagement involves no conflict of interest with respect to the Seller or (b) the Seller consent in writing at the time to such engagement. Any such representation of the Company or any Subsidiary by Jones Day after the Closing will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Jones Day is representing the Company or a Subsidiary after the Closing, Jones Day is permitted simultaneously to represent the Seller in any matter, including any disagreement or dispute relating hereto. Furthermore, Jones Day is permitted to withdraw from any representation of the Company or any Subsidiary in order to be able to represent or continue so representing the Seller, even if such withdrawal causes the Company or any Subsidiary or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

12.19    Privileged Communications. The Buyer further agrees that, as to all communications between and among all counsel for the Seller, the Company, any Subsidiary or their respective Affiliates (including Jones Day), and the Seller, the Company, the Subsidiaries or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Seller and may be controlled by the Seller and will not pass to or be claimed by the Buyer or any of its respective subsidiaries (including, following the Closing, the Company and the Subsidiaries). The Privileged Communications are the property of the Seller and, from and after the Closing, none of the Buyer, its subsidiaries (including, following the Closing, the Company and the Subsidiaries) or any Person purporting to act on behalf of or through the Buyer or such subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Buyer, and its respective subsidiaries (including, following the Closing, the Company and the Subsidiaries), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving the Seller or any of its Affiliates after the Closing. The Privileged Communications may be used by the Seller or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim for indemnification brought by the Buyer. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or any of its respective subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, the Buyer and its subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party; provided that neither the Buyer nor its subsidiaries (including, following the Closing, the Company and the Subsidiaries) may waive such privilege without the prior written consent of the Seller.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed, as of the date first written above.

THE COMPANY:

BULLSEYE ACQUISITION CORPORATION

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	President

THE SELLER:

BULLSEYE HOLDING COMPANY LLC

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	President

THE BUYER:

CBCP ACQUISITION CORP.

By:	/s/ David P. Swanson
Name:	David P. Swanson
Title:	President

Solely with respect to Section 10.10 and Article XII,

WELLSPRING CAPITAL PARTNERS IV, L.P

By:	WCM GENPAR IV, L.P.,
Its General Partner

By:	WCM GENPAR IV, GP, LLC,
Its General Partner

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:

LIST OF EXHIBITS

Exhibit A - Form of Escrow Agreement

Exhibit B - Pro Rata Percentages

Exhibit C - Restrictive Covenant Agreement

Exhibit D - Representation and Warranty Insurance Policy